SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.                  )

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HASBRO, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT 2006 ANNUAL MEETING OF SHAREHOLDERS
ELECTION OF DIRECTORS (Proposal No. 1)
GOVERNANCE OF THE COMPANY
COMPENSATION OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN AMONG HASBRO, S&P 500 AND RUSSELL 1000 CONSUMER DISCRETIONARY ECONOMIC SECTOR(1)
REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLANS
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2006 FISCAL YEAR (Proposal No. 2)
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
ADDITIONAL INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSAL (Proposal No. 3)
RESPONSE OF THE HASBRO, INC. BOARD OF DIRECTORS
OTHER BUSINESS
IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS
COST OF SOLICITATION
HASBRO, INC. STANDARDS FOR DIRECTOR INDEPENDENCE (Appendix A)
PROXY CARD (Appendix B)

HASBRO, INC.

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

Time:

11:00 a.m. local time

Date:

Thursday, May 25, 2006

Place:

Hasbro, Inc. Corporate Offices
1027 Newport Avenue
Pawtucket, Rhode Island 02862

Purpose:

•	Elect twelve directors.

•	Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.

•	Consider and vote upon a shareholder proposal entitled “Hasbro, Inc.-Global Human Rights Standards.”

•	Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Other Important Information:

•	Hasbro’s Board of Directors recommends that you vote your shares “FOR” each of the nominees for director and “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2006.

•	Hasbro’s Board of Directors recommends that you vote your shares “AGAINST” the “Hasbro, Inc.-Global Human Rights Standards” proposal.

•	Shareholders of record of Hasbro common stock at the close of business on April 3, 2006 may vote at the meeting.

•	You are cordially invited to attend the meeting to vote your shares in person. If you are not able to do so, you may vote by Internet, by telephone or by mail. See the enclosed proxy card and proxy statement for specific instructions. Please vote your shares.

By Order of the Board of Directors

Barry Nagler
Secretary

Dated: April 18, 2006

HASBRO, INC.
1027 Newport Avenue
Pawtucket, Rhode Island 02862

PROXY STATEMENT
2006 ANNUAL MEETING OF SHAREHOLDERS
To be held on May 25, 2006

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Hasbro, Inc. (the “Company” or “Hasbro”) is sending these proxy materials to you on or about April 18, 2006 in connection with Hasbro’s 2006 Annual Meeting of Shareholders (the “Meeting”), and the Board’s solicitation of proxies in connection with the Meeting. The Meeting will take place at 11:00 a.m. local time on Thursday, May 25, 2006 at Hasbro’s corporate offices, 1027 Newport Avenue, Pawtucket, Rhode Island 02862. The information included in this proxy statement relates to the proposals to be voted on at the Meeting, the voting process, the compensation of Hasbro’s directors and most highly paid executive officers, and certain other required information. Hasbro’s 2005 Annual Report to Shareholders is also enclosed with this mailing.

Q:	What proposals will be voted on at the Meeting?

A:	There are three proposals scheduled to be voted on at the Meeting:

• Election of twelve directors.

• Ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2006.

• A shareholder proposal entitled “Hasbro, Inc.-Global Human Rights Standards.”

Q:	What shares owned by me can be voted?

A:	All shares of the Company’s common stock, par value $.50 per share (“Common Stock”) owned by you as of April 3, 2006, the record date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record, including shares purchased through Hasbro’s Dividend Reinvestment and Cash Stock Purchase Program and (2) held for you as the beneficial owner through a broker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most Hasbro shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name as the shareholder of record. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Hasbro’s Transfer Agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Computershare on behalf of Hasbro. As the shareholder of record, you have the right to grant your voting proxy directly to Hasbro or to vote in person at the Meeting. Hasbro has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use. If you wish to attend the Meeting and vote in person, please mark the box on the voting instruction card received from your broker or nominee and return it to them so that you can receive a legal proxy to present at the Meeting.

Q:	How can I attend the Meeting?

A:	You may attend the Meeting if you are listed as a shareholder of record as of April 3, 2006 and bring proof of your identification. If you hold your shares through a broker or other nominee, you will need to provide proof of your share ownership by bringing either a copy of a brokerage statement showing your share ownership as of April 3, 2006, or a legal proxy if you wish to vote your shares in person at the Meeting. In addition to the items mentioned above, you should bring proof of your identification.

Q:	How can I vote my shares in person at the Meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the Meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Shares beneficially owned may be voted by you if you receive and present at the Meeting a proxy from your broker or nominee, together with proof of identification. Even if you plan to attend the Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the Meeting or are otherwise unable to attend.

Q:	How can I vote my shares without attending the Meeting?

A:	Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the “To vote using the Internet” instructions on the proxy card.

By Telephone — You may submit your proxy by following the “To vote using the Telephone” instructions on the proxy card.

By Mail — You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card provided by your broker or nominee, and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States.

Q:	How are votes counted?

A:	Each share of Common Stock entitles its holder to one vote on all matters to come before the Meeting, including the election of directors. In the election of directors, for each of the nominees you may vote “FOR” such nominee or your vote may be “WITHHELD” with respect to such nominee. For the other proposals, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN”, it has the same effect as a vote “AGAINST” the proposal.

If you sign your proxy card with no instructions, your shares will be voted in accordance with the recommendations of the Board with respect to the election of directors, the ratification of the selection of KPMG as the independent registered public accounting firm for 2006 and any other matters which may be considered at the Meeting for which discretionary voting is permitted. Please note that, as is described below, this does not apply to any units of the Hasbro Stock Fund which you hold in Hasbro’s Retirement Savings Plan.

With respect to the “Hasbro, Inc. — Global Human Rights Standards” shareholder proposal, discretionary voting authority is not permitted. For this proposal proxy cards which are signed without instructions will not be voted.

Q:	Can I change my vote or revoke my proxy?

A:	You may change your proxy instructions at any time prior to the vote at the Meeting. For shares held directly in your name, you may accomplish this by granting another proxy that is properly signed and bears a later date, by sending a properly signed written notice to the Secretary of the Company or by attending the Meeting and voting in person. To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker or nominee.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are held in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the Meeting?

A:	We will announce preliminary voting results at the Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2006. We also plan to issue a current report on Form 8-K within a few days of the Meeting with the final voting results.

Q:	What is the quorum for the Meeting?

A:	Holders of record (the “Shareholders”) of the Common Stock on April 3, 2006 are entitled to vote at the Meeting or any adjournments thereof. As of that date there were 174,450,518 shares of Common Stock outstanding and entitled to vote and a majority of the outstanding shares will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes are counted as present at the Meeting for purposes of determining whether there is a quorum at the Meeting. A broker non-vote occurs when a broker holding shares for a customer does not vote on a particular proposal because the broker has not received voting instructions on the matter from its customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter.

Q:	How do participants in the Hasbro Retirement Savings Plan vote their shares?

A:	If your account in the Hasbro Retirement Savings Plan has units of the Hasbro Stock Fund, the accompanying proxy card indicates the number of shares of Common Stock beneficially owned by you under the Retirement Savings Plan. When a participant proxy card is returned properly signed and completed, Fidelity Management Trust Company (the “Trustee”) will vote the participant’s shares in the manner directed by the participant. If the participant makes no directions, the Trustee will not vote the shares.

Q:	What happens if I have consented to electronic delivery of the proxy statement and other annual meeting materials?

A:	If you have consented to electronic delivery of the annual meeting materials you will receive an email notice with instructions on how to access the proxy statement and annual report on the Company’s website, and in the case of the proxy card, on Computershare’s website. The notice will also inform you how to vote your proxy over the Internet. You will receive this email notice at approximately the same time paper copies of the annual meeting materials are mailed to shareholders who have not consented to receive materials electronically. Even if you have consented to electronic delivery of the annual meeting materials, you may still receive a paper copy of the notice of the annual meeting. Your consent to receive the annual meeting materials electronically will remain in effect until you specify otherwise.

Q:	If I am a shareholder of record how do I consent to receive my annual meeting materials electronically?

A:	Shareholders of record that choose to vote their shares via the Internet will be asked to choose a delivery preference prior to voting their shares. After entering the access information requested by the electronic voting site, click “Login” and then respond as to whether you would like to receive proxy material via electronic delivery. If you would like to receive future proxy materials electronically click “Yes” and then enter and verify your current e-mail address. If you do not wish to choose the electronic delivery option, make sure the “Yes” box consenting to electronic delivery is not clicked, and then click the “Continue” button to begin the voting process. During the year, shareholders of record may sign up to receive their annual meeting materials electronically over the Internet. To sign up registered shareholders can go to the website http://www.econsent.com/has. Shareholders of record with multiple Hasbro accounts will need to consent to electronic delivery for each account separately.

ELECTION OF DIRECTORS

(Proposal No. 1)

Twelve directors are to be elected at the Meeting. All of the directors elected at the Meeting will serve until the 2007 Annual Meeting of Shareholders (the “2007 Meeting”), and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

The Board has recommended as nominees for election as directors to serve until the 2007 Meeting the persons named in the table below. All of the nominees are currently directors of the Company. The Company is saddened to report that Eli J. Segal, a valued member of the Board and trusted advisor to the Company, passed away in early 2006. The shareholders are not being asked to elect a thirteenth director at the Meeting and the proxies cannot be voted for more than twelve directors at the Meeting.

Unless otherwise specified in the accompanying proxy card, the shares voted pursuant thereto will be cast for the persons named below as nominees for election as directors. If, for any reason, any of the nominees named below should be unable to serve as a director, it is intended that such proxy will be voted for the election, in his or her place, of a substituted nominee who would be recommended by management. Management, however, has no reason to believe that any nominee named below will be unable to serve as a director.

The following tables set forth as to each nominee for election at the Meeting: (i) his or her age; (ii) all positions and offices with the Company; (iii) principal occupation or employment during the past five years; (iv) other directorships of publicly held companies or investment companies; and (v) period of service as a director of the Company. Except as otherwise indicated, each person has had the same principal occupation or employment during the past five years.

		Positions with Company,	Has Been
		Principal Occupation and	A Director
Name	Age	Other Directorships	Since

Nominees for Terms Expiring in 2007
Basil L. Anderson	61	Vice Chairman, Staples, Inc. (office supply company) from 2001 until March 2006. Prior thereto, Executive Vice President — Finance and Chief Financial Officer of Campbell Soup Company (consumer products company) since 1996. Director of Becton, Dickinson and Company, CRA International, Inc., Moody’s Investors Service, Inc. and Staples, Inc.	2002
Alan R. Batkin	61	Vice Chairman, Kissinger Associates, Inc. (strategic consulting firm) since 1990. Director of Diamond Offshore Drilling, Inc., Overseas Shipholding Group, Inc. and Cantel Medical Corp. Mr. Batkin also serves on the boards of funds within the Merrill Lynch IQ Investment Advisors Fund family.	1992
Frank J. Biondi, Jr.	61	Senior Managing Director, WaterView Advisors LLC (private equity fund specializing in media) since 1999. Director of Amgen, Inc., Cablevision Systems Corp., Harrah’s Entertainment, Inc., The Bank of New York and Seagate Technology.	2002

		Positions with Company,	Has Been
		Principal Occupation and	A Director
Name	Age	Other Directorships	Since

John M. Connors, Jr.	63	Chairman of Hill, Holliday, Connors, Cosmopulos, Inc. (full-service advertising agency) since 1995, during which time Mr. Connors also served as President and Chief Executive Officer until 2003.	2004
Michael W.O. Garrett	63	Served in a number of positions with Nestlé S.A. (international food and beverage company), most recently as Executive Vice President of Nestlé S.A. responsible for Asia, Africa, the Middle East and Oceania until 2005. Board member of the Nestlé companies in India and Japan and non-executive director on the boards of Prudential PLC, UK and the Bobst Group in Switzerland.	2005
E. Gordon Gee	62	Chancellor, Vanderbilt University since 2000. Prior thereto, President, Brown University from 1997 to 2000. Director of Dollar General Corporation, Gaylord Entertainment Company, The Limited, Inc. and Massey Energy Company.	1999
Jack M. Greenberg	63	Chief Executive Officer of McDonald’s Corporation (restaurant franchiser) from August 1998 to December 2002. Chairman of the Board of McDonald’s Corporation from May 1999 until December 2002. Director of Abbott Laboratories, The Allstate Corporation, First Data Corporation and Manpower, Inc.	2003
Alan G. Hassenfeld	57	Chairman of the Board since 1999. Prior to May 2003, Chairman of the Board and Chief Executive Officer since 1999. Prior thereto, Chairman of the Board, President and Chief Executive Officer. Director of salesforce.com, inc.	1978
Claudine B. Malone	69	President and Chief Executive Officer, Financial and Management Consulting, Inc. (consulting firm) since 1984. Director of LaFarge North America, Novell Inc. and Science Applications International Corporation. Ms. Malone previously served as a Director of Hasbro from 1992 to 1999.	2001
Edward M. Philip	40	President and Chief Executive Officer of Decision Matrix Group, Inc. (research and consulting firm) from May 2004 to November 2005. Prior thereto Senior Vice President of Terra Networks, S.A. (global internet company) from October 2000 to January 2004.	2002
Paula Stern	61	Chairwoman, The Stern Group, Inc. (international advisory firm in the areas of business and government strategy) since 1988. Alkire Chair in International Business, Hamline University, from 1994 to 2000. Director of Avaya, Inc. and Avon Products, Inc.	2002

		Positions with Company,	Has Been
		Principal Occupation and	A Director
Name	Age	Other Directorships	Since

Alfred J. Verrecchia	63	President and Chief Executive Officer since May 2003. Prior thereto, President and Chief Operating Officer from 2001 to May 2003. Prior thereto, President, Chief Operating Officer and Chief Financial Officer from 2000 to 2001. Director of CVS Corporation and FM Global.	1992

Mr. Verrecchia also serves as an officer and director of a number of the Company’s subsidiaries at the request and convenience of the Company.

Vote Required.  The affirmative vote of a majority of those shares of Common Stock present (in person or by proxy) and entitled to vote at the Meeting on the election of directors is required to elect directors. Broker non-votes are not counted as present and entitled to vote for the election of directors for purposes of determining if a director receives an affirmative vote of the majority of the shares present and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE TWELVE NOMINEES NAMED ABOVE.

GOVERNANCE OF THE COMPANY

Code of Conduct

Hasbro has a Code of Conduct which is applicable to all of the Company’s employees, officers and directors, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct addresses such issues as conflicts of interest, protection of confidential Company information, financial integrity, compliance with laws, rules and regulations, insider trading and proper public disclosure. Compliance with the Code of Conduct is mandatory for all Company employees, officers and directors. Any violation of the Code of Conduct can subject the person at issue to a range of sanctions, including dismissal.

The Code of Conduct is available on Hasbro’s website at www.hasbro.com, under “Corporate Information — Investors — Corporate Governance.” Although the Company generally does not intend to provide waivers of, or amendments to, the Code of Conduct for its Chief Executive Officer, Chief Financial Officer, Controller, or any other officers, directors or employees, information concerning any waiver of, or amendment to, the Code of Conduct for the Chief Executive Officer, Chief Financial Officer, Controller, or any other executive officer or director of the Company, will be promptly disclosed on the Company’s website in the location where the Code of Conduct is posted.

Corporate Governance Principles

Hasbro has adopted a set of Corporate Governance Principles which address qualifications for members of the Board of Directors, director responsibilities, director access to management and independent advisors, director compensation and many other matters related to the governance of the Company. The Corporate Governance Principles are available on Hasbro’s website at www.hasbro.com, under “Corporate Information — Investors — Corporate Governance.”

Director Independence

Hasbro’s Board has adopted Standards for Director Independence (the “Independence Standards”) in accordance with the New York Stock Exchange’s corporate governance listing standards. The Independence Standards specify criteria used by the Board in making determinations with respect to the independence of its members and include strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent auditor.

The Independence Standards restrict commercial relationships between directors and the Company and include the consideration of other relationships with the Company, including charitable relationships, in making independence determinations. Using the Independence Standards, the Board has determined that each of the following directors are independent and have no relationships which impact an independence determination under the Company’s Independence Standards: Basil L. Anderson, Alan R. Batkin, Frank J. Biondi, Jr., John M. Connors, Jr., Michael W.O. Garrett, E. Gordon Gee, Jack M. Greenberg, Claudine B. Malone, Edward M. Philip and Paula Stern. The only two members of the Company’s Board who were determined not to be independent were Alan G. Hassenfeld and Alfred J. Verrecchia. The Independence Standards are available on Hasbro’s website at www.hasbro.com, under “Corporate Information — Investors — Corporate Governance” and are attached as Appendix A to this proxy statement.

Board Meetings and Director Attendance at the Annual Meeting

During 2005, the Board held eight meetings. All directors attended at least 75% of the aggregate of (i) the Board meetings held during their tenure as directors during 2005 and (ii) the meetings of any committees held during their tenure as members of such committees during 2005. Although the Company does not have a formal policy requiring attendance of directors at the annual meeting of shareholders, the expectation of the Company and the Board is that all directors will attend the annual meeting of shareholders unless conflicts prevent them from attending. All of the members of the Board attended the 2005 Annual Meeting of Shareholders.

Presiding Non-Management Director and Communicating with the Board

Executive sessions of the independent members of the Company’s Board of Directors are presided over by the presiding director (the “Presiding Director”), who is also currently the Chair of the Nominating, Governance and Social Responsibility Committee. Jack M. Greenberg currently serves as the Presiding Director. Interested parties may contact the Presiding Director confidentially by sending correspondence to c/o Presiding Director, Hasbro, Inc., P.O. Box 495, Pawtucket, Rhode Island 02860. Persons may also contact the Board of Directors as a whole through the Presiding Director in the manner set forth in the preceding sentence.

Board Committees

Audit Committee.  The Audit Committee of the Board, which currently consists of Basil L. Anderson (Chair), Michael W.O. Garrett, Claudine B. Malone and Edward M. Philip, held eleven meetings in 2005. The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent auditor and assists the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, the financial reports provided by the Company, the Company’s systems of internal accounting and financial controls, and the quarterly review and annual independent audit of the Company’s financial statements. The current Audit Committee Charter adopted by the Board is available on the Company’s website at www.hasbro.com, under “Corporate Information — Investors — Corporate Governance.”

The Board has determined that each member of the Audit Committee meets both the Company’s Independence Standards and the requirements for independence under the New York Stock Exchange’s corporate governance listing standards. The Board has determined that three of the four current Audit Committee members (Basil L. Anderson, Claudine B. Malone and Edward M. Philip) qualify as Audit Committee Financial Experts, as such term is defined in the rules and regulations promulgated by the Securities and Exchange Commission.

The Board does not have a policy setting rigid limits on the number of audit committees on which a member of the Company’s Audit Committee can serve. Instead, in cases where an Audit Committee member serves on more than three public company audit committees, the Board evaluates whether such simultaneous service would impair the service of such member on the Company’s Audit Committee. Two members of the Company’s Audit Committee, namely Mr. Anderson and Ms. Malone, serve on more than three public company audit committees. In both of these cases, the Board has made a determination that such simultaneous service does not impair such person’s service on the Company’s Audit Committee.

Compensation and Stock Option Committee.  The Compensation and Stock Option Committee of the Board, which currently consists of Frank J. Biondi, Jr. (Chair), Jack M. Connors, Jr. and E. Gordon Gee, held six meetings in 2005. The Compensation and Stock Option Committee is responsible for establishing and overseeing the compensation and benefits for the Company’s senior management, including all of the Company’s executive officers, is authorized to make grants and awards under the Company’s employee stock equity plans and shares responsibility for evaluation of the Company’s Chief Executive Officer with the Nominating, Governance and Social Responsibility Committee.

The current Compensation and Stock Option Committee Charter adopted by the Board is available on the Company’s website at www.hasbro.com, under “Corporate Information — Investors — Corporate Governance.” The Board has determined that each member of the Compensation and Stock Option Committee meets both the Company’s Independence Standards and the requirements for independence under the New York Stock Exchange’s corporate governance listing standards.

Executive Committee.  The Executive Committee of the Board, which currently consists of Basil L. Anderson, Frank J. Biondi, Jr., Alan G. Hassenfeld (Chair), Edward M. Philip and Alfred J. Verrecchia, did not meet in 2005. The Executive Committee acts on such matters as are specifically assigned to it from time to time by the Board and is vested with all of the powers that are held by the Board, except that by law the Executive Committee may not exercise any power of the Board relating to amendment of the Articles of Incorporation or By-laws of the Company, adoption of a plan of merger or consolidation, the sale, lease or exchange of all or substantially all the property or assets of the Company or the voluntary dissolution of the Company. The current

Executive Committee Charter adopted by the Board is available on the Company’s website at www.hasbro.com, under “Corporate Information — Investors — Corporate Governance.”

Finance Committee.  The Finance Committee of the Board, which currently consists of Edward M. Philip (Chair), Jack M. Greenberg and Claudine B. Malone, was established in the fall of 2005 and met once during 2005. The Finance Committee assists the Board in overseeing the Company’s annual and long-term financial plans, capital structure, use of funds, investments, financial and risk management and proposed significant transactions. The current Finance Committee Charter adopted by the Board is available on the Company’s website at www.hasbro.com, under “Corporate Information — Investors — Corporate Governance.” The Board has determined that each member of the Finance Committee meets both the Company’s Independence Standards and the requirements for independence under the New York Stock Exchange’s corporate governance listing standards.

Nominating, Governance and Social Responsibility Committee.  The Nominating, Governance and Social Responsibility Committee of the Board (the “Nominating Committee”), which currently consists of Alan R. Batkin, Jack M. Greenberg (Chair) and Paula Stern, met four times in 2005. The Nominating Committee identifies and evaluates individuals qualified to become Board members and makes recommendations to the full Board for possible additions to the Board and on the director nominees for election at the Company’s annual meeting. The Nominating Committee also oversees and makes recommendations regarding the governance of the Board and the committees thereof, including the Company’s governance principles, Board and Board committee evaluations and the compensation of non-employee directors, and shares with the Compensation and Stock Option Committee responsibility for evaluation of the Chief Executive Officer. Further, the Nominating Committee oversees the Company’s codes of business conduct and ethics, and analyzes issues of social responsibility and related corporate conduct. The current Nominating, Governance and Social Responsibility Committee Charter adopted by the Board is available on the Company’s website at www.hasbro.com, under “Corporate Information — Investors — Corporate Governance.” The Board has determined that each member of the Nominating Committee meets both the Company’s Independence Standards and the requirements for independence under the New York Stock Exchange’s corporate governance listing standards.

In making its nominations for election to the Board the Nominating Committee seeks candidates who meet the current challenges and needs of the Board. As part of this process the committee considers a number of factors, including, among others, a candidate’s employment and other professional experience, past expertise and involvement in areas which are relevant to the Company’s business, business ethics and professional reputation, independence, other Board experience, and the Company’s desire to have a Board that represents a diverse mix of backgrounds, perspectives and expertise. The Nominating Committee will consider nominees recommended by shareholders for election to the Board if such nominations are made in accordance with the process set forth below under “Shareholder Proposals and Director Nominations”.

The Nominating Committee uses multiple sources for identifying and evaluating nominees for directors, including referrals from current directors, recommendations by shareholders and input from third party executive search firms. Third party executive search firms assist the Board by identifying candidates with expertise and experience relevant to the Company’s business who are interested in serving on the Company’s Board. The Nominating Committee will consider and evaluate candidates recommended by shareholders on the same basis as candidates recommended by other sources.

Mr. Garrett is being nominated for election to the Board by the Company’s shareholders for the first time at the Meeting. Mr. Garrett was appointed to the Board effective July 26, 2005. Mr. Garrett’s appointment followed a search conducted with the assistance of a third party executive search firm. The third party search firm assisted the Board by identifying candidates with expertise and experience relevant to the Company’s business who were interested in serving on the Company’s Board. Existing members of the Board also recommended potential candidates for evaluation whom they felt possessed relevant expertise and experience. Mr. Garrett was initially identified as a potential Board candidate by the Company’s Chairman of the Board, Alan G. Hassenfeld. The Nominating Committee evaluated Mr. Garrett, as well as other potential Board candidates, including candidates identified by the third party search firm. Upon completion of its evaluation, the Nominating Committee recommended Mr. Garrett to the Board and the Board unanimously voted to appoint Mr. Garrett as a director.

As of December 9, 2005 (the date that is 120 calendar days before the release date of the proxy statement for the Company’s 2005 Annual Meeting of Shareholders) the Nominating Committee had not received a recommended nominee for election to the Board in 2006 from an individual shareholder, or group of shareholders, who beneficially owned more than 5% of the Company’s Common Stock.

Additional Availability of Corporate Governance Materials

In addition to being accessible on the Company’s website, copies of the Company’s Code of Conduct, Corporate Governance Principles and the charters of the five Committee’s of the Board of Directors are all available free of charge to any shareholder upon request to the Company’s General Counsel and Secretary, c/o Hasbro, Inc., 1011 Newport Avenue, P.O. Box 1059, Pawtucket, Rhode Island, 02862.

Shareholder Proposals and Director Nominations

General Shareholder Proposals

Any proposal which a shareholder of the Company wishes to have considered for inclusion in the proxy statement and proxy relating to the Company’s 2007 annual meeting must be received by the Secretary of the Company at the Company’s executive offices no later than December 18, 2006 (the date that is 120 calendar days before the release date of the proxy statement relating to the 2006 Annual Meeting of Shareholders). The address of the Company’s executive offices is 1011 Newport Avenue, Pawtucket, Rhode Island 02862. Such proposals must also comply with the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.

With the exception of the submission of director nominations for consideration by the Nominating Committee, which must be submitted to the Company in the manner described below, any new business proposed by any shareholder to be taken up at the 2007 annual meeting, but not included in the proxy statement or proxy relating to that meeting, must be stated in writing and filed with the Secretary of the Company no later than 150 days prior to the date of the 2007 annual meeting. Except for shareholder proposals made pursuant to the preceding paragraph, the Company will retain discretion to vote proxies at the 2007 annual meeting with respect to proposals received prior to the date that is 150 days before the date of such meeting, provided (i) the Company includes in its 2007 annual meeting proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement.

Director Nominations

The Company’s By-laws provide that shareholders may themselves nominate directors for consideration at an annual meeting provided they give notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the one-year anniversary date of the immediately preceding annual meeting and provide specified information regarding the proposed nominee and each shareholder proposing such nomination. Nominations made by shareholders in this manner are eligible to be presented by the shareholder to the meeting, but such nominees will not have been considered by the Nominating Committee as a nominee to be potentially supported by the Company.

To be considered by the Nominating Committee, director nominations must be submitted to the General Counsel and Secretary of the Company at the Company’s executive offices, 1011 Newport Avenue, Pawtucket, Rhode Island 02862 at least 120 days prior to the one-year anniversary of the release to the Company’s shareholders of the proxy statement for the preceding year’s annual meeting. As such, director nominations to be considered for the Company’s 2007 Annual Meeting of Shareholders must be submitted no later than December 18, 2006. The Nominating Committee is only required to consider recommendations made by shareholders, or groups of shareholders, that have beneficially owned at least 1% of the Company’s Common Stock for at least one year prior to the date the shareholder(s) submit such candidate to the Nominating Committee and who undertake to continue to hold at least 1% of the Company’s Common Stock through the date of the next annual meeting. In addition, a nominating shareholder(s) may only submit one candidate to the Nominating Committee for consideration.

Submissions to the Nominating Committee should include (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person, (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and (v) confirmation that the candidate is independent under the Company’s Independence Standards and the rules of the New York Stock Exchange, or if the candidate is not independent under all such criteria, a description of the reasons why the candidate is not independent; and (b) as to the shareholder(s) giving the notice (i) the name and record address of such shareholder(s) and each participant in any group of which such shareholder is a member, (ii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such shareholder(s) and each participant in any group of which such shareholder is a member, (iii) if the nominating shareholder is not a record holder of the shares of capital stock of the Company, evidence of ownership as provided in Rule 14a-8(b)(2) under the Exchange Act, (iv) a description of all arrangements or understandings between such shareholder(s) and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder(s), and (v) any other information relating to such shareholder(s) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The Nominating Committee may require that any proposed nominee for election to the Board furnish such other information as may reasonably be required by the Nominating Committee to determine the eligibility of such proposed nominee to serve as director of the Company. The written notice from the nominating shareholder specifying a candidate to be considered as a nominee for election as a director must be accompanied by a written consent of each proposed nominee for director. In this written consent the nominee must consent to (i) being named as a nominee for director, (ii) serve as a director and represent all shareholders of the Company in accordance with applicable laws and the Company’s articles of incorporation, by-laws and other policies if such nominee is elected, (iii) comply with all rules, policies or requirements generally applicable to non-employee directors of the Company, and (iv) complete and sign customary information requests upon the request of the Company.

COMPENSATION OF DIRECTORS

Current Director Compensation Arrangements

With the exception of Mr. Hassenfeld, whose Chairmanship Agreement is described later in this proxy statement, all members of the Board of Directors who are not otherwise employed by the Company (“Non-employee Directors”) receive a retainer of $55,000 per year. The Chairs of the Audit Committee, the Compensation and Stock Option Committee, the Finance Committee and the Nominating, Governance and Social Responsibility Committee each receive an additional retainer of $10,000 per year for their service as Chairs of these committees.

The Company’s Presiding Director currently receives an additional retainer of $40,000 per year for serving as Presiding Director, but this retainer is being reduced as of the date of the 2006 Annual Meeting of Shareholders to $25,000 per year.

No meeting fees are paid for attendance at meetings of the full Board. However, non-employee Directors receive a fee of $1,500 for each committee meeting attended in person, and $1,000 for telephonic participation in committee meetings. Action by written consent is not considered attendance at a committee meeting for purposes of fees to directors.

Beginning in 2006, the Company plans to employ stock awards, instead of stock options, to provide equity compensation to its Non-employee Directors. As part of the implementation of this policy, the Company terminated the 2003 Stock Option Plan for Non-Employee Directors (which is described below) effective as of December 31, 2005. Going forward, the Company anticipates issuing to each Non-employee Director, in May of every year (beginning with May of 2006), that number of shares of Common Stock which have a fair market value equal to

$90,000 (based on the fair market value of the Common Stock on the date of grant). These shares will be immediately vested, but the Board has adopted stock ownership guidelines which mandate that Board members may not sell any shares of the Company’s Common Stock which they hold, including shares which are obtained as part of this yearly stock grant, until they own shares of Common Stock with an aggregate market value equal to at least $275,000 (which is equivalent to five times the annual Board retainer). Board members are permitted to sell shares of Common Stock they hold with a value in excess of $275,000, as long as they continue to hold at least $275,000 worth of Common Stock.

Pursuant to the Deferred Compensation Plan for Non-employee Directors (the “Deferred Plan”), which is unfunded, Non-employee Directors may defer some or all of the annual Board retainer and meeting fees into a stock unit account, the value of each unit initially being equal to the fair market value of one share of Common Stock as of the end of the quarter in which the compensation being deferred would otherwise be payable. Stock units increase or decrease in value based on the fair market value of the Common Stock. In addition, an amount equal to the dividends paid on an equivalent number of shares of Common Stock is credited to each Non-employee Director’s stock unit account as of the end of the quarter in which the dividend was paid. Non-employee Directors may also defer any portion of their retainer and/or meeting fees into an interest account under the Deferred Plan, which bears interest at the five-year Treasury rate.

The Company makes a deemed matching contribution to a director’s stock unit account under the Deferred Plan equal to 10% of the amount deferred by the director into the stock unit account, with one-half of such Company contribution vesting on December 31st of the calendar year in which the deferred compensation otherwise would have been paid and one-half on the next December 31st, provided that the participant is a director on such vesting date. Unvested Company contributions will automatically vest on death, total disability or retirement by the director at or after age seventy-two. Compensation deferred under the Deferred Plan, whether in the stock unit account or the interest account, will be paid out in cash after termination of service as a director. Directors may elect that compensation so deferred be paid out in a lump sum or in up to ten annual installments, commencing either in the quarter following, or in the January following, the quarter in which service as a director terminates.

Former Director Compensation Arrangements In Which Certain Directors Participate or Under Which Directors Previously Received Awards

Under the Hasbro, Inc. Retirement Plan for Directors (the “Retirement Plan”), which is unfunded, each Non-employee Director who was serving on the Board prior to May 13, 2003 (and who was not otherwise eligible for benefits under the Company’s Pension Plan), has attained the age of sixty-five and completed five years of service on the Board is entitled to receive, beginning at age seventy-two, an annual benefit equal to the annual retainer payable to directors during the year in which the director retires (which does not include the fees paid to directors for attendance at meetings). If a director retires on or after the director’s seventy-second birthday, the annual benefit continues for the life of the director. If a director retires between the ages of sixty-five and seventy-two, the number of annual payments will not exceed the retired director’s years of service. Upon a Change of Control, as defined in the Retirement Plan, participating directors and retired directors are entitled to lump-sum payments equal to the present value of their benefits under the Retirement Plan.

Directors appointed to the Board on or after May 14, 2003, the date that the Company’s shareholders approved the Company’s former 2003 Stock Option Plan for Non-Employee Directors (the “2003 Director Plan”) which is described below, were not eligible to participate in the Retirement Plan, and automatically participated in the 2003 Director Plan prior to its termination on December 31, 2005. The benefits of the 2003 Director Plan replaced the benefits of both the Retirement Plan and the 1994 Director Plan (described below). Non-employee Directors who were serving on the Board prior to May 13, 2003, and thus were participating in the Retirement Plan, and who were not scheduled to retire at the end of their current term in office as of the time of approval by shareholders of the 2003 Director Plan, were given the opportunity to elect to participate in the 2003 Director Plan effective on either May 14, 2003, May 1, 2004, May 1, 2005 or May 1, 2006. Directors who were serving on the Board prior to May 13, 2003 and who did not elect to participate in 2003 Director Plan on one of these dates continued to participate in the Retirement Plan in accordance with its terms. Directors serving as of May 13, 2003 who elected to participate in the 2003 Director Plan stopped accruing further years of service under the Retirement Plan and did not have their benefits under the Retirement Plan adjusted for changes in the annual retainer following the effective date of their participation in the 2003 Director Plan.

Under the Company’s former Stock Option Plan for Non-employee Directors (the “1994 Director Plan”), approved by shareholders on May 11, 1994, each Non-employee Director then in office received on May 11, 1994 and each Non-employee Director who joined the Board after May 11, 1994 received upon becoming a director, a one-time grant of a nonqualified, nontransferable ten-year option to purchase 11,250 shares of Common Stock at 110% of the fair market value per share of Common Stock on the date of grant. The options became exercisable at a rate of 20% per year commencing on the first anniversary of the date of grant, except that exercisability was to be accelerated upon a participant ceasing to be a member of the Board because of permanent disability, death, retirement at or after age seventy-two or after a Change of Control, as defined in the 1994 Director Plan. The 1994 Director Plan was cancelled effective upon the date of shareholder approval of the 2003 Director Plan and no further grants are being made under the 1994 Director Plan, provided, however, that options previously granted under the 1994 Director Plan continue in effect in accordance with their terms.

The Company’s 2003 Director Plan, which was approved by the Company’s shareholders at the 2003 Annual Meeting of Shareholders (the “2003 Meeting”), replaced the benefits of the Retirement Plan and the 1994 Director Plan described in the immediately preceding paragraphs. The 2003 Director Plan was cancelled effective December 31, 2005 and no further grants are being made under the 2003 Director Plan, provided, however, that options previously granted under the 2003 Director Plan continue in effect in accordance with their terms. Under the 2003 Director Plan each Non-employee Director who was serving as a director immediately following the 2003 Meeting and whose effective date for participation in the 2003 Director Plan was May 14, 2003, received a one-time grant of a nonqualified, nontransferable ten-year option to purchase 6,000 shares of the Company’s Common Stock at the fair market value of the Common Stock on the date of grant (the “First Annual Options”). The First Annual Options become exercisable at a rate of 33 1/3% per year commencing on the May 1st next following the date of grant, except that exercisability will be accelerated upon a participant ceasing to be a member of the Board because of permanent disability, death, retirement at or after age seventy-two or after a Change of Control, as defined in the 2003 Director Plan. On each subsequent May 1st, all Non-employee Directors then serving on the Board, with certain exceptions, whose effective date for participation in the 2003 Director Plan was on or prior to such May 1st, received an additional option to purchase 6,000 shares of the Company’s Common Stock. These additional annual options otherwise have the same terms of the First Annual Options, except that the exercise price is based on the fair market value of the Common Stock on the date of grant of such additional annual options. Non-employee Directors initially joining the Board after May 14, 2003 received, under the 2003 Director Plan, an initial option to purchase 12,000 shares of Common Stock upon their election to the Board (the “Initial Options”). The Initial Options had the same terms as annual options under the 2003 Director Plan except that they become exercisable at a rate of 20% per year commencing of the first anniversary of the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s wholly-owned subsidiary, Hasbro Canada Corporation (“Hasbro Canada”), leases an office and warehouse facility from Central Toy Manufacturing Inc. (“CTM”), a real estate corporation which is 25% owned by the estate of Merrill Hassenfeld, a former Chief Executive Officer and director of the Company. Sylvia K. Hassenfeld, a former director of the Company and mother of the Company’s Chairman, Alan G. Hassenfeld, is executrix and a beneficiary of the estate of Merrill Hassenfeld. During 2000, the CTM lease was renewed for a three-year term ending on January 31, 2004 at rentals of approximately $579,000, $589,000 and $599,000 Canadian for the three years, respectively. During 2003 a new lease was signed for a six-year term ending on January 31, 2010, with one three-year renewal option that Hasbro Canada can exercise at the end of the term. The new lease also provides Hasbro Canada with a right to terminate the lease on January 31, 2007, or at any time thereafter, upon six months’ written notice. The rent provided for in this six-year lease is $525,000 Canadian per year (approximately $450,000 U.S. at exchange rates in effect at the end of 2005). In accordance with this new lease, total rent paid by Hasbro Canada to CTM for the lease of the office and warehouse facility in 2005 was approximately $450,000 U.S. at exchange rates in effect at the end of 2005. In management’s opinion, this lease is on terms at least as favorable as would otherwise presently be obtainable from unrelated parties.

Lucas Licensing Ltd. (“Licensing”) and Lucasfilm Ltd. (“Film” and together with “Licensing”, “Lucas”) own in the aggregate exercisable warrants to purchase 15,750,000 shares of Common Stock which were obtained in arms-length negotiations with the Company in connection with the Company’s obtaining certain rights related to the STAR WARS properties. The Common Stock subject to such warrants would, if all warrants were fully exercised, constitute approximately 8.2% of the Company’s outstanding shares. Accordingly, under SEC Rule 13d-3, George W. Lucas, Jr., as owner, director and an officer of Film and Licensing, may be deemed to own approximately 8.2% of the Company’s outstanding shares. See “Voting Securities and Principal Holders Thereof.” In fiscal 2005, the Company paid an aggregate of approximately $40.8 million in royalties to Licensing pursuant to license agreements entered into at arms length in the ordinary course of business.

In January 2003, the Company amended its license with Licensing for the manufacture and distribution of STAR WARS toys and games. Under the amended agreement the term was extended by ten years and is expected to run through 2018. In addition, the minimum guaranteed royalties due to Licensing were reduced by $85 million. In a separate agreement, the warrants previously granted to Lucas were also amended. Under this warrant amendment, the terms of each of the warrants issued to Lucas were extended by ten years. The warrant amendment agreement provides the Company with an option through October 2016 to purchase all of these warrants from Lucas for a price to be paid at the Company’s election of either $200 million in cash or $220 million in Common Stock, such stock being valued at the time of the exercise of the option. Also, the warrant amendment agreement provides Lucas with an option through January 2008 to sell all of these warrants to the Company for a price to be paid at the Company’s election of either $100 million in cash or $110 million in Common Stock, such stock being valued at the time of the exercise of the option.

In December 2005 the Company entered into a three-year arrangement with Recruitmax Software, Inc. (“Recruitmax”) pursuit to which Recruitmax supplies the Company with applicant tracking and recruitment software and services. Under this agreement the Company expects to pay Recruitmax approximately $292,000 over the course of the three-year term. In fiscal 2005 the Company paid Recruitmax $137,600 of the total estimated fee of $292,000. The President of Recruitmax, Jim Philip, is the brother of Edward M. Philip, one of the Company’s directors.

Alfred J. Verrecchia, the Company’s President and Chief Executive Officer, is Chairman of Lifespan, a hospital holding company. Two of Lifespan’s member hospitals are the Hasbro Children’s Hospital and the Miriam Hospital. In fiscal 2005, the Company donated approximately $500,000 in aggregate to the Hasbro Children’s Hospital and the Miriam Hospital.

Andrea Patterson-Girard, daughter of E. David Wilson, is employed by the Company as a Director of Human Resources. For fiscal 2005, Ms. Patterson-Girard was paid an aggregate salary and bonus of $133,016, and was granted stock options to purchase 1,250 shares of the Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Michael Verrecchia, son of Alfred J. Verrecchia, is employed by the Company as a Director of Marketing. For fiscal 2005, Mr. Verrecchia was paid an aggregate salary and bonus of $129,846, and was granted stock options to purchase 1,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN
AMONG HASBRO, S&P 500 AND RUSSELL 1000
CONSUMER DISCRETIONARY ECONOMIC SECTOR(1)

The following graph tracks an assumed investment of $100 on the start dates indicated below in the Company’s Common Stock, the S&P 500 Index and the Russell 1000 Consumer Discretionary Economic Sector, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance of the Company’s Common Stock is not necessarily indicative of future performance.

	2000	2001	2002	2003	2004	2005
Hasbro	$100	$157	$107	$205	$187	$202
S&P 500 Index	$100	$89	$68	$87	$98	$104
Russell 1000 Consumer Discretionary Economic Sector	$100	$105	$80	$106	$121	$119

(1)	While the information for Hasbro’s Common Stock and the S&P 500 Index is as of the last trading day in Hasbro’s fiscal year, the data for the Russell 1000 Consumer Discretionary Economic Sector is as of the last trading day in the calendar year.

REPORT OF THE
COMPENSATION AND STOCK OPTION COMMITTEE
OF THE BOARD OF DIRECTORS

Hasbro Compensation and Stock Option Committee

The Compensation and Stock Option Committee (the “Committee”) of the Company’s Board of Directors is responsible for establishing and overseeing the compensation and benefits for the Company’s senior management, including all of the Company’s executive officers, and is authorized to make grants and awards under the Company’s employee stock equity plans. The Committee operates under a written charter which has been established by the Company’s Board of Directors. The current Compensation and Stock Option Committee charter is available on the Company’s website at www.hasbro.com, under “Corporate Information — Investors — Corporate Governance.”

In establishing the cash compensation, equity awards and benefits for the Company’s Chief Executive Officer, the Committee reviews benchmarking information provided by outside compensation consultants. In authorizing and approving cash compensation, equity awards and benefits for executive officers other than the Chief Executive Officer, the Committee reviews the recommendations of the Chief Executive Officer in addition to benchmarking information provided by outside compensation consultants.

The Committee is composed solely of persons who are both “Non-Employee Directors,” as defined in Rule 16b-3 of the rules and regulations of the Securities and Exchange Commission, and “outside directors,” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board of Directors has determined that each member of the Committee is independent under the Company’s Independence Standards and the requirements of the New York Stock Exchange’s corporate governance listing standards.

2005 Compensation Policies With Respect to Executive Officers

Executive Compensation Philosophy

In structuring the compensation of the Company’s executive officers (including those five named executive officers appearing in the Summary Compensation Table that immediately follows this report) the Committee’s fundamental objectives are to attract and retain talented executives, align the interests of the Company’s executives with the long-term goals of the Company’s shareholders, and reward achievement of the Company’s goals and increases in long-term shareholder value by the executives. To achieve these objectives the Committee structures the Company’s executive compensation and benefits so as to:

•	attract and retain talented executives who can make important contributions to the success of the Company,

•	provide the Company’s executives with a strong incentive to increase the Company’s performance and the long-term value of the Company to its shareholders by tying a significant portion of the compensation for executives to the achievement of the Company’s financial objectives,

•	reward executives for superior performance, and

•	achieve these objectives in as cost-effective a manner as possible from the Company’s perspective.

The Committee employed the assistance of an outside executive compensation consultant to provide benchmarking information and other assistance to the Committee in structuring the Company’s 2005 executive compensation program. Although this outside consultant has performed other services for the Company, in the case of providing this assistance to the Committee the consultant was retained by, and reported directly to, the members of the Committee. The outside consultant provided additional information as to whether the Company’s executive compensation programs are reasonable and effective in promoting and rewarding the performance of the Company’s executives, achievement of the Company’s financial goals and increases in the long-term value of the Company to its shareholders.

The Committee considers the requirements of Code Section 162(m) in determining the various elements of its executive compensation program and, to the extent it is consistent with meeting the objectives of the Company’s executive compensation program, structures such compensation to maximize the ability of the Company to deduct such compensation. However, the Committee reserves the right to award compensation that would not be deductible under Section 162(m) where the Committee believes this is in the best interests of the Company and its shareholders.

Primary Elements of 2005 Executive Compensation

Executive compensation for fiscal year 2005 was composed of four primary elements:

•	base salary,

•	management incentive bonus awards,

•	equity awards, and

•	employee benefits.

The Committee uses these four elements in the combination it believes appropriately divides the compensation of its executives among guaranteed and variable components, with some variable compensation tied to achievement of yearly financial objectives and other compensation, such as option grants vesting over multiple years, tied to the creation of even longer-term shareholder value. Each of these elements is described in detail below.

Base Salary

Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position being filled, the experience of the individual being hired and the competitive marketplace for comparable executive talent. Subsequent yearly adjustments in base salaries are made only in the event of changes in duties and responsibilities for the executive, or lack of competitiveness of the base salary with market compensation offered to executives with similar responsibilities, expertise and experience in other consumer products, leisure, lifestyle and other companies the Committee considers to be comparable with the Company, and/or competitive with the Company in recruiting executives.

The Committee generally sets executive base salaries and target bonus awards to be competitive with comparable consumer products, leisure, lifestyle and other competitive companies as surveyed in Hewitt Executive Total Compensation Measurement, prepared by Hewitt Associates, LLP, and Towers Perrin’s Executive Compensation Databank. The Committee believes that this positions the Company’s salaries and target bonus awards at a level that allows the Company to hire, retain and motivate talented executives while also keeping the cost of the Company’s executive compensation at a reasonable level as compared to other similar and/or competitive companies.

The salaries for all five of the Company’s most highly compensated executive officers in fiscal 2005 are included in the Summary Compensation Table that follows this report. There were no salary increases for any of the five named executive officers for fiscal 2005. On January 20, 2006, Mr. Goldner was promoted to Chief Operating Officer of the Company. In connection with this promotion Mr. Goldner’s annualized base salary was increased from $700,000 to $800,000. As with the Company’s five named executive officers, there were no increases in base salaries for any of the Company’s other executive officers for fiscal 2005.

Management Incentive Bonus Awards

Approximately 1,200, or 20%, of the Company’s employees, including all of the Company’s executive officers, were awarded management incentive bonuses with respect to fiscal 2005. Management incentive bonus awards for the Company’s executive officers were determined under two programs for fiscal 2005.

The management incentive bonus eligibility of Alfred J. Verrecchia, Frank P. Bifulco, Jr., Brian Goldner, Alan G. Hassenfeld and E. David Wilson was determined pursuant to the Company’s 2004 Senior Management Annual Performance Plan (the “Annual Performance Plan”). Under the Annual Performance Plan, the Committee designated fiscal 2005 corporate and business unit performance goals for the Company at the beginning of the fiscal year. These performance goals were based on the 2005 operating plan and budgets approved by the Company’s

Board of Directors and were the same performance criteria used for the Company’s other bonus eligible employees as well.

The setting of performance goals involved both selecting the performance metrics that would be used to evaluate bonus eligibility and establishing the performance targets for each of those metrics. The Committee used four performance metrics to measure corporate performance in 2005. The four corporate performance criteria were total net revenues, net revenues attributable to identified core brand drivers, operating margin and free cash flow.

The Committee selected these four performance metrics to capture the most important aspects of the top and bottom line performance of the Company, in the form of sales, profitability and cash generation.

Business unit performance objectives were based on the first three of these criteria, namely total net revenues, net revenues attributable to identified core brand drivers and operating margin. Free cash flow is not used as a business unit performance objective because its computation can only occur for the Company at the corporate level.

In addition to establishing the performance criteria and target performance objectives for each such criteria, at the beginning of 2005 the Committee also established target bonus awards and maximum awards for each participant in the Annual Performance Plan corresponding with various levels of performance against the designated corporate and business unit objectives.

For Mr. Verrecchia and Mr. Hassenfeld, management incentive bonuses for 2005 were weighted 100% for corporate performance against the four corporate performance targets listed above. For Mr. Bifulco, Mr. Goldner and Mr. Wilson, who had business unit responsibility, bonuses were weighted 40% for corporate performance against the four corporate targets, and 60% for business unit performance, which consisted not only of the performance of the Company’s U.S. Toys and Games segments as applicable to the individual executive, but also of the performance of other business units being overseen by Mr. Goldner and Mr. Wilson, against the three business unit objectives.

The ultimate management incentive bonus paid with respect to 2005 was a function of the percentage of the performance goals achieved, with the Committee reserving the right to lower the bonus paid in its sole discretion in each case. The Summary Compensation Table that follows this report includes the management incentive bonus awarded to each of the Company’s named executive officers for fiscal 2005.

For fiscal 2005, Mr. Goldner, Mr. Hassenfeld and Mr. Wilson were awarded management incentive bonuses in the amount of $800,000, $107,200 and $290,000, respectively. The Company’s performance in 2005 represented approximately 107% achievement of the corporate performance goals under the Annual Performance Plan. The weighted achievement of all target corporate objectives, U.S. Toy segment objectives and objectives of the other areas of the Company’s business overseen by Mr. Goldner in 2005 was approximately 128%. The weighted achievement of all target corporate objectives, Games segment objectives and objectives of the other areas of the Company’s business overseen by Mr. Wilson was approximately 66%.

With respect to executive officers other than Mr. Verrecchia, Mr. Bifulco, Mr. Goldner, Mr. Hassenfeld and Mr. Wilson, target bonuses in fiscal 2005 were determined pursuant to the Company’s 2005 Management Incentive Plan (MIP). The same corporate performance criteria and targets that were used under the Annual Performance Plan were used under the MIP for fiscal 2005. The bonuses under the MIP for the remaining executive officers, all of whom are deemed to have corporate-wide responsibility, were based 100% on corporate performance, with such corporate performance representing approximately 107% achievement of the performance targets. In all cases, the bonuses earned under the MIP could be subject to adjustment downward to as low as 0% and upward by a factor of up to an additional 50%, based on individual performance against specified individual management objectives under the MIP. In all cases, the bonuses for performance under the MIP were reviewed by the Committee and adjusted to reflect the individual performance of the executive in question.

Long-Term Incentive Strategy and Equity Awards

In fiscal 2005, and in the years prior to 2005, the Company has employed stock options as its primary form of long-term equity compensation for executive officers and other eligible employees. The Company has only infrequently used restricted stock and deferred restricted stock units as a reward and retention mechanism. No restricted stock or deferred restricted stock unit grants were made to the Company’s executive officers in fiscal 2005.

In fiscal 2005, non-qualified stock options were granted to all of the Company’s executive officers pursuant to the Company’s employee stock option plans. The grants to the Company’s named executive officers in 2005 are reflected in the Option Grants in Last Fiscal Year table that follows this report. The Committee granted individual options to executive officers in order to provide an incentive to motivate and retain those individuals over a period of years who are important to the Company’s future success. Stock options are designed to align the interests of executives with those of shareholders by providing executives with a benefit from price appreciation in the Common Stock after the date of grant. In establishing the number of shares covered by the option grants made to the Company’s individual executive officers, the Committee reviewed market data with respect to equity compensation levels at comparable and competitive companies and determined grant levels which it believed compensated these individuals for stock price appreciation in a manner commensurate with their duties and potential contributions to the performance of the Company and its stock. Stock options granted under this program generally vest annually over the three-year period following the date of grant. All options granted in fiscal 2005 were granted with an exercise price equal to the fair market value of the Common Stock on the date of grant.

The Committee is currently in the process of determining its equity compensation program for fiscal 2006 and as part of that process is considering whether the Company will begin to employ other vehicles as a more significant component of overall long-term compensation, with a corresponding reduction in the use of stock options. The Committee is reevaluating the Company’s current long-term compensation strategy in light of a number of developments, including the mandatory expensing of stock options which is effective for the Company beginning in fiscal 2006, and the increasing use of restricted stock and performance awards in executive compensation.

Employee Benefits

In addition to receipt of salary, management incentive bonuses and equity compensation, the Company’s officers also participate in certain employee benefit programs provided by the Company. Executive officers participate in the Company’s Pension Plan, which is described on pages 24 through 26 of this proxy statement, and can participate in the Company’s 401(k) Retirement Savings Plan (“Retirement Plan”) and the Supplemental Benefit Plan (“Supplemental Plan”). To the extent that the Company’s matching contribution exceeds certain limits applicable to the Retirement Plan, which are determined pursuant to the Code, the excess is allocated to the executive officer’s account under the Supplemental Plan. The Supplemental Plan is intended to provide a competitive benefit for executive officers whose employer-provided retirement contributions would otherwise be limited. The amount of the Company’s matching contribution to the named executive officers under both the Retirement Plan and the Supplemental Plan is included in the “All Other Compensation” column of the Summary Compensation Table that follows this report.

The executive officers of the Company are eligible for life insurance benefits on the terms applicable to the Company’s other employees. In addition, Mr. Verrecchia and Mr. Hassenfeld are provided with executive life insurance. The cost of the Company’s premiums for executive life insurance programs for the named executive officers is included in the “All Other Compensation” column of the Summary Compensation Table.

The executive officers participate in the same medical and dental benefit plans as are provided to the Company’s other employees.

Executive officers are also eligible to participate in the Company’s Nonqualified Deferred Compensation Plan, which is available to all of the Company’s employees who are in band 40 (director level) or above. The Nonqualified Deferred Compensation Plan allows participants to defer compensation into various hypothetical investment vehicles, the performance of which determines the return on compensation deferred under the plan. Potential investment choices include the Company’s Common Stock, as well as other equity indices. Earnings on compensation deferred by the executive officers do not exceed the market returns on the relevant investments and are the same as the returns earned by other non-executive officer employees deferring compensation into the applicable investment vehicles.

The Company reimburses designated executive officers for the cost of certain tax and financial planning services they obtain from third parties provided that such costs are within the limits established by the Company. The cost to the Company for this reimbursement to the named executive officers is included in the “Other Annual Compensation” column of the Summary Compensation Table.

2005 Compensation of the Chief Executive Officer

Mr. Verrecchia served as the Company’s Chief Executive Officer throughout fiscal 2005. Mr. Verrecchia’s annualized base salary was increased from $776,240 to $1,000,000 effective upon his promotion to Chief Executive Officer of the Company in May 2003. Mr. Verrecchia’s base salary has not been increased since that time. Mr. Verrecchia received a management incentive bonus for fiscal 2005 amounting to $1,500,000. The Company’s performance in 2005 represented approximately 107% achievement of the corporate performance goals set under the Annual Performance Plan, which is the plan under which Mr. Verrecchia’s management incentive bonus is determined. The Committee set Mr. Verrecchia’s base salary and management incentive bonus award for 2005 at a level it believed appropriately and competitively compensated Mr. Verrecchia in respect to his responsibilities, experience, performance and contributions to the Company and its shareholders.

In fiscal 2005, Mr. Verrecchia was granted an option to purchase 280,000 shares of Common Stock. This option was granted with an exercise price equal to the market price of the Common Stock on the date of grant and vests in three equal installments over the three-year period following the date of grant. The Committee believes that the option granted in fiscal 2005 provides an appropriate incentive to Mr. Verrecchia to improve the Company’s future performance, further aligns Mr. Verrecchia’s interests with those of the Company’s shareholders and fairly compensates Mr. Verrecchia for his work for the Company and its shareholders and his contributions to the long-term value of the Company to its shareholders.

All compensation decisions regarding Mr. Verrecchia were made by the Committee, without the participation of Mr. Verrecchia or any other executive officers of the Company, and were reviewed and approved by the Company’s Board of Directors.

Change of Control and Employment Agreements

Certain of the Company’s executive officers, including all five of the Company’s named executive officers for fiscal 2005, are party to Change in Control Agreements with the Company. However, now that they have retired as employees of the Company, the agreements entered into by Mr. Hassenfeld and Mr. Wilson are no longer operative. In addition, Mr. Verrecchia and Mr. Goldner are party to additional agreements with the Company governing their employment and providing certain post-termination benefits and payments. Mr. Hassenfeld entered into an agreement with the Company in 2005 which governed his transition to non-employee Chairman of the Board beginning in 2006. All of these agreements are described under the caption “Change of Control and Employment Agreements” that follows this report. The Committee authorizes the Company to enter into Change of Control or other employment related agreements in situations where the Committee feels doing so is necessary to recruit and/or retain the most talented executives and to provide optimal incentive to the executive in question to work to maximize the performance of the Company and the creation of long-term value for the Company’s shareholders.

Report issued by Frank J. Biondi, Jr. (Chair), Jack M. Connors, Jr. and E. Gordon Gee as the members of the Compensation and Stock Option Committee of the Board of Directors as of the 2005 fiscal year end.

EXECUTIVE COMPENSATION

The following table summarizes compensation paid by the Company for services rendered during fiscal 2005, 2004 and 2003 by the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company in fiscal 2005 other than the Chief Executive Officer.

Summary Compensation Table

		Annual Compensation			Long-term Compensation
				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary(a)	Bonus(a)	Compensation(b)	Awards(c)	Options	Compensation(d)

Alan G. Hassenfeld	2005	$1,000,000	$107,200	$52,506	0	70,000	$112,127
Chairman	2004	1,038,462	815,000	3,902	0	225,000	179,333
	2003	1,003,971	1,896,631	16,465	0	200,000	118,365
Alfred J. Verrecchia	2005	1,000,000	1,500,000	0	0	280,000	111,436
President and Chief	2004	1,038,462	815,000	0	0	450,000	178,614
Executive Officer(e)	2003	907,886	1,996,170	10,296	0	425,000	99,309
Brian Goldner	2005	700,000	800,000	2,195	0	90,000	65,913
Chief Operating Officer(f)	2004	722,308	300,000	0	0	225,000	69,775
	2003	550,000	736,260	1,350	0	75,000	60,000
E. David Wilson	2005	585,000	290,000	1,055	0	75,000	57,000
Formerly President, Games	2004	607,500	365,000	1,045	0	225,000	78,378
Segment and Executive	2003	585,000	698,792	945	0	75,000	56,100
Vice President Global Business Integration(g)
David D.R. Hargreaves	2005	475,000	350,000	5,000	0	45,000	43,800
Senior Vice President	2004	493,269	255,000	6,000	0	165,000	61,096
and Chief Financial Officer	2003	457,586	575,000	5,000	0	50,000	45,665

(a)	Includes amounts deferred pursuant to the Company’s Retirement Savings Plan (the “Retirement Plan”) and Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”).

(b)	Fiscal 2003 was the last year in which the Company provided an automobile allowance to its executive officers. No officers received an automobile allowance in fiscal 2004 or 2005. Includes the following amounts which were included in 2003 taxable income, respectively, for each named individual in connection with a program whereby a leased automobile, or an automobile allowance, was provided to the executive by the Company: $3,965 for Mr. Hassenfeld and $4,796 for Mr. Verrecchia.

Includes the amounts set forth in the following table paid by the Company and included in 2005, 2004 and 2003 taxable income, respectively, for each named executive officer in connection with a program whereby certain financial planning and tax preparation services provided to the individual are paid for by the Company.

	2005	2004	2003

Alan G. Hassenfeld	$46,098	$3,902	$12,500
Alfred J. Verrecchia	0	0	5,500
Brian Goldner	2,195	0	1,350
E. David Wilson	1,055	1,045	945
David D.R. Hargreaves	5,000	6,000	5,000

Mr. Hassenfeld receives certain limited assistance from the Company’s finance, treasury and payroll departments related to personal matters. That assistance is provided at no incremental cost to the Company.

(c)	No restricted stock or deferred restricted stock units were granted to any of the named executive officers during fiscal 2003, 2004 or 2005.

The number and market value of deferred restricted stock units held by Mr. Verrecchia at December 25, 2005 (based upon the closing stock price of $20.36 on December 23, 2005) were: 30,829 and $627,678. Under these restricted stock units restricted shares are deemed to be held in a deferred compensation account under the Company’s 1997 Employee Non-Qualified Stock Plan. The equivalent of cash dividends on said units are deemed to be paid to Mr. Verrecchia’s account under the Deferred Compensation Plan. To the extent that delivery of the actual shares to Mr. Verrecchia after vesting would constitute income as to which the Company would be denied a deduction under Section 162(m) of the Internal Revenue Code, as amended (the “Code”) the affected number of units will continue to be deemed to be held in Mr. Verrecchia’s deferred compensation account. Mr. Verrecchia does not have any voting rights with respect to these restricted stock units.

None of the other named executive officers held any restricted stock or deferred restricted stock units as of the end of fiscal 2005.

(d)	Includes the individual’s pro-rata share of the Company’s matching contribution to the savings account of each individual under the Retirement Plan and the Company’s Supplemental Benefit Retirement Plan (the “Supplemental Plan”), such amounts being set forth in the following table.

	2005	2004	2003

Alan G. Hassenfeld	$108,900	$176,106	$115,138
Alfred J. Verrecchia	$108,900	176,078	96,773
Brian Goldner	$65,913	69,775	60,000
E. David Wilson	$57,000	78,378	56,100
David D.R. Hargreaves	$43,800	61,096	45,665

These amounts are in part contributed to the individual’s account in the Retirement Plan and, to the extent in excess of certain Code maximums, deemed allocated to the individual’s account in the Supplemental Plan.

Also includes the following premiums paid by the Company for individual life insurance policies for Messrs. Hassenfeld and Verrecchia in fiscal 2005, 2004 and 2003 respectively, for Mr. Hassenfeld $3,227, $3,227 and $3,227, and for Mr. Verrecchia $2,536, $2,536 and $2,536.

Does not include the amounts set forth in the following table which were earned by the executives on compensation previously deferred by them under the Deferred Compensation Plan. Earnings on compensation deferred by the executive officers do not exceed the market returns on the relevant investments.

	2005	2004	2003

Alan G. Hassenfeld	$17,556	$16,066	$1,384
Alfred J. Verrecchia	94,730	106,234	233,671
Brian Goldner	28,923	44,798	81,154
E. David Wilson	9,434	12,307	1,997
David D.R. Hargreaves	114,479	155,238	249,219

(e)	Mr. Verrecchia, formerly President, Chief Operating Officer and Chief Financial Officer, was appointed President and Chief Operating Officer in 2001 and President and Chief Executive Officer in 2003.

(f)	Mr. Goldner, formerly Senior Vice President and General Manager, U.S. Toys, was appointed President, U.S. Toys in 2001, President, U.S. Toy Segment in 2003 and Chief Operating Officer in 2006.

(g)	Mr. Wilson, formerly Senior Vice President and Sector Head, Games, was elected President, Games in 2001 and President, Games Segment and Executive Vice President Global Business Integration in 2004. Mr. Wilson retired from the Company effective January 31, 2006.

(h)	Mr. Hargreaves, formerly Senior Vice President and Deputy Chief Financial Officer, was elected Senior Vice President and Chief Financial Officer in 2001.

* * *

The following table sets forth certain information regarding stock option grants in fiscal 2005 to the individuals named above.

Option Grants in Last Fiscal Year

						Grant Date
	Individual Grants					Value(a)
			% of Total
	Number of		Options
	Securities		Granted to
	Underlying		Employees	Exercise
	Options		In Fiscal	Price Per	Expiration	Grant Date
Name	Granted		Year	Share	Date	Present Value

Alan G. Hassenfeld	50,000	(b)	1.7	$20.57	5/18/2012	$296,000
	20,000	(b)	0.7	$20.355	6/14/2012	$118,200
Alfred J. Verrecchia	280,000	(b)	9.5	$20.57	5/18/2012	$1,657,600
Brian Goldner	90,000	(b)	3.1	$20.57	5/18/2012	$532,800
E. David Wilson	75,000	(b)	2.5	$20.57	5/18/2012	$444,000
David D.R. Hargreaves	45,000	(b)	1.5	$20.57	5/18/2012	$266,400

(a)	The Grant Date Present Values were determined using the standard application of the Black-Scholes option pricing methodology using the following weighted average assumptions: volatility 30.11%, dividend yield 1.75% and a risk free interest rate of 3.84% based on the options being outstanding for approximately five years. The Grant Date Present Values do not take into account risk factors such as non-transferability and limits on exercisability. In assessing the Grant Date Present Values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on an option on the date of grant, the ultimate value of the option is dependent on the market value of the Common Stock at a future date, and the extent if any, by which such market value exceeds the exercise price on the date of exercise.

(b)	These options are non-qualified, were granted at fair market value on the date of grant, and vest in equal annual installments over three years (with the vesting dates being December 25, 2005, May 19, 2007 and May 19, 2008). All options become fully vested in the event of death, disability or retirement at the optionee’s normal retirement date and are exercisable for a period of one year from the date of such disability or retirement, or in the case of death, from the appointment and qualification of the executor, administrator or trustee for the optionee’s estate. An optionee taking early retirement may, under certain circumstances, exercise all or a portion of the options unvested at his or her early retirement date and may exercise such options for three months or such longer period as the Compensation and Stock Option Committee may approve. Unless otherwise approved by the Compensation Committee in its discretion, upon termination of employment for any other reason, only options vested at the date of the termination may be exercised, and are exercisable for a period of three months following termination.

All of these awards were granted pursuant to the 2003 Stock Incentive Performance Plan (the “2003 Plan”). Upon a Change of Control, as defined in the 2003 Plan, all options become immediately exercisable and will be canceled in exchange for payment in the amount of the difference between the highest price paid for a share of Common Stock in the transaction or series of transactions pursuant to which the Change of Control shall have occurred or, if higher, the highest reported sales price of a share of Common Stock during the sixty-day period immediately preceding the date of the Change of Control, and the exercise price of such options. This payment will be made in cash or shares of Common Stock, or a combination thereof, in the discretion of the Compensation Committee. Participants may exercise options and satisfy tax withholding liabilities by payments in cash or by delivery of Common Stock with a value equal to the exercise price and the tax withholding liability. In addition, participants may instruct the Company to withhold shares issuable upon exercise in satisfaction of tax withholding liability.

***

The following table sets forth as to each of the named individuals: (a) information with respect to option exercises during the fiscal year ended December 25, 2005, (b) the number of exercisable and unexercisable options held on December 25, 2005, the last day of the Company’s 2005 fiscal year; and (c) the value of such options at December 25, 2005 (based on the closing price of the Common Stock of $20.36 on December 23, 2005). The number of options set forth below correspond to the number of shares to which the options relate.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

			Number of Securities
	Number of		Underlying Unexercised		Value of Unexercised In-the-
	Shares		Options at		Money Options
	Acquired on		December 25, 2005		at December 25, 2005
Name	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Alan G. Hassenfeld	225,000	$1,084,778	1,586,668	363,332	$4,844,066	$971,552
Alfred J. Verrecchia	157,500	$752,409	1,586,169	708,331	$5,039,569	$1,339,732
Brian Goldner	0	$0	574,000	295,000	$2,390,360	$462,740
E. David Wilson	193,333	$1,264,137	451,250	285,000	$197,175	$462,740
David D.R. Hargreaves	0	$0	423,209	206,666	$1,609,918	$320,510

* * *

Pension Plan Benefits Prior to January 1, 2000 Amendment

The following table shows the estimated annual benefits payable upon retirement in specified remuneration and years of service classifications under the Company’s Pension Plan (the “Pension Plan”) and under the Supplemental Plan, as such plans were in effect prior to a January 1, 2000 amendment to the Pension Plan.

Pension Plan Table

Average	Estimated Annual Retirement Benefit by Years of Service Classification(2)
Compensation(1)	5	10	15	20	25	30(3)

$ 800,000	$66,667	$133,333	$200,000	$266,667	$333,333	$400,000
1,200,000	100,000	200,000	300,000	400,000	500,000	600,000
1,600,000	133,333	266,667	400,000	533,333	666,667	800,000
2,000,000	166,667	333,333	500,000	666,667	833,333	1,000,000
2,400,000	200,000	400,000	600,000	800,000	1,000,000	1,200,000
2,800,000	233,333	466,667	700,000	933,333	1,166,667	1,400,000
3,200,000	266,667	533,333	800,000	1,066,667	1,333,333	1,600,000
3,600,000	300,000	600,000	900,000	1,200,000	1,500,000	1,800,000

(1)	Covered compensation under the Pension Plan and the Supplemental Plan includes the average of salaries and bonuses paid for the five highest consecutive years during the ten years preceding retirement (“Average Compensation”). The salary and bonus information reflected in the preceding Summary Compensation Table shows salaries and bonuses for the years in which they are earned, not paid. For example, under the Company’s bonus plans bonuses earned for performance in one year are generally paid in the beginning of the following year. As such, a bonus earned for performance in fiscal 2005 is reflected in the 2005 bonus column in the Summary Compensation Table. However, that bonus would generally be paid in the beginning of 2006 and thus is reflected in 2006 compensation for purposes of computing benefits under the Pension Plan and the Supplemental Plan. In addition, to the extent compensation earned for a given year is deferred, its payment to the individual will occur in future years. The aggregate salary and bonus paid to each of the individuals included in the Summary Compensation Table in fiscal 2005 were as follows: $1,815,000 for Mr. Hassenfeld; $1,815,000 for Mr. Verrecchia; $1,098,550 for Mr. Goldner; $950,000 for Mr. Wilson; and $730,000 for Mr. Hargreaves.

(2)	Estimated retirement benefit amounts shown are prior to reduction by an Internal Revenue Service designated amount keyed to a participant’s Social Security entitlement. Amounts shown are computed on the single straight-life annuity option. Commencement of benefits prior to age 65 and/or election of other payment options will reduce the annual benefit amount shown. Payments from the Supplemental Plan, which is unfunded, are not subject to provisions of the Code that limit benefits under the Pension Plan. As set forth in the above table and subject to the foregoing, the retirement benefit after thirty years of credited service is generally 50% of Average Compensation.

(3)	For purposes of determining annual benefits under the Pension Plan and the Supplemental Plan in the table above credited years of service cannot exceed 30.

Pension Plan Benefits, As Amended January 1, 2000

Effective January 1, 2000, the Company amended the Pension Plan as part of an overall redesign of its retirement programs. The January 1, 2000 amendments to the Pension Plan implemented a number of changes. Among the significant changes, the amendments to the Pension Plan provided for a lump sum benefit or an annual benefit, both determined primarily on the basis of Average Compensation and actual years of service (including years of service in excess of 30 years). Another aspect of the amendments made the benefits under the Pension Plan, as amended, portable after five years of service (defined for vesting purposes) with the Company.

Until January 1, 2007, employees who were working for the Company at the time of the January 1, 2000 amendment to the Pension Plan and who remain continuously employed by the Company will receive, upon retirement, the higher of the benefits provided to them by the Pension Plan as so amended, and the benefits described in the table above for the Pension Plan before it was amended. For such employees retiring on or after January 1, 2007, to compute their benefits the Company determines what the employee’s benefits would have been under the unamended Pension Plan as of December 31, 2006. If the benefits under the unamended Pension Plan are higher than the benefits provided for such employee under the Pension Plan as amended, the employee’s pension benefits are computed by adding the benefits accrued under the old Pension Plan as of December 31, 2006 to the benefits accrued under the Pension Plan, as amended, for periods of service after January 1, 2007.

For employees joining the Company after January 1, 2000, benefits will only be computed with respect to the Pension Plan as amended.

The following table shows the estimated annual benefits payable upon retirement in specified remuneration and years of service classifications under the Company’s Pension Plan and under the Supplemental Plan, taking into account the January 1, 2000 amendment to the Pension Plan. While both the table above and the table below reflect retirement benefits payable at age 65, benefits shown in the table above will be reduced for commencement of benefits prior to age 65. Benefits in the table below are unreduced for commencement of benefits on or after age 55.

Pension Plan Table

Average	Estimated Annual Retirement Benefit by Years of Service Classification(5)
Compensation(4)	5	10	15	20	25	30	35	40

$ 800,000	$38,500	$77,000	$115,500	$154,000	$192,500	$231,000	$269,500	$308,000
1,200,000	58,500	117,000	175,500	234,000	292,500	351,000	409,500	468,000
1,600,000	78,500	157,000	235,500	314,000	392,500	471,000	549,500	628,000
2,000,000	98,500	197,000	295,500	394,000	492,500	591,000	689,500	788,000
2,400,000	118,500	237,000	355,500	474,000	592,500	711,000	829,500	948,000
2,800,000	138,500	277,000	415,500	554,000	692,500	831,000	969,500	1,108,000
3,200,000	158,500	317,000	475,500	634,000	792,500	951,000	1,109,500	1,268,000
3,600,000	178,500	357,000	535,500	714,000	892,500	1,071,000	1,249,500	1,428,000

(4)	Covered compensation under the Pension Plan and the Supplemental Plan includes the average of total salaries and bonuses paid for the five highest consecutive years during the ten years preceding retirement (“Average Compensation”). See footnote (1) to the preceding table for an explanation of how salaries and bonuses paid relate to the salaries and bonuses reflected in the Summary Compensation Table.

(5)	Amounts shown are computed on the single-life annuity option. Commencement of benefits prior to age 55 and/or election of other payment options will reduce the annual benefit amount shown. Payments from the Supplemental Plan, which is unfunded, are not subject to the provisions of the Code that limit benefits under the Pension Plan.

The following table sets forth, as to the five named individuals, their years of credited service under the Pension Plan and the Supplemental Plan:

Credited Years
of Service

Alan G. Hassenfeld	37
Alfred J. Verrecchia	40
Brian Goldner(1)	6
E. David Wilson	25
David D.R. Hargreaves	13

(1)	Mr. Goldner was hired after January 1, 2000 and is therefore only covered by the amended Pension Plan.

Mr. Hargreaves is also entitled to a defined benefit from the Hasbro U.K. Employee Benefits Plan (the “U.K. Plan”) for his services while in the U.K., and the Hasbro International Expatriate Pension Plan (the “Expatriate Plan”). The single straight-life annuity benefit under the Expatriate Plan is 2% of Average Compensation for each year of service, reduced by benefits payable from the U.K. Plan, the Pension Plan, the Supplemental Plan, and the annuity equivalent of benefits attributable to the prior qualified and nonqualified (a) Profit Sharing Plans and (b), for periods after 2000, the Retirement Plan. Expatriate Plan benefits are also reduced by the Social Security entitlement described above. Commencement of benefits prior to normal retirement at age 65 and other payment options will reduce benefits under both the U.K. Plan and the Expatriate Plan. After 2006, accruals under the Expatriate Plan are calculated based on the post-2000 Pension Plan and Supplemental Plan provisions. The annual single straight-life annuity benefit earned by Mr. Hargreaves under the U.K. Plan as of July 24, 1992, the date his participation in the U.K. Plan ceased, is 9,617 pounds. This amount is adjusted each year for inflation.

Change of Control and Employment Agreements

The following are summaries of the Company’s change of control and employment agreements with the named executive officers included in the preceding tables and are therefore not complete. We have filed, or in the case of Mr. Goldner’s Employment Agreement we will file, copies of the forms of the agreements with the Securities and Exchange Commission.

Change of Control Agreements.  Certain of the Company’s executive officers, including each of Alfred J. Verrecchia, Brian Goldner and David D.R. Hargreaves, are parties to employment agreements, as amended (the “Change of Control Agreements”) with the Company. The Change of Control Agreements come into effect only upon a “Change of Control,” as defined therein, and continue for three years after such date (the “Employment Period”). If, during the Employment Period, an executive’s employment with the Company is involuntarily terminated other than for “Cause,” the executive is entitled to the executive’s (a) average annual salary for the five years preceding the Change of Control (or such lesser number of actual years employed) plus (b) the greater of (x) the target bonus during the year of termination and (y) the average annual bonus for the five years preceding the Change of Control (or such lesser number of actual years employed), in each case multiplied by three (or multiplied by two if the special bonus described in the following sentence has already been paid). In addition, if the executive remains employed through the first anniversary of the Change in Control the executive will receive a special bonus equal to one year’s salary and bonus, computed using the five-year look back period described in the prior sentence.

If the executive’s employment is involuntarily terminated other than for “Cause” during the Employment Period, the executive would also be entitled to an amount equal to the shortfall between the actuarial benefit payable to the executive under the Company’s retirement plans as a result of the early termination and the amount the executive would have received if the executive had continued in the employ of the Company for the remainder of the Employment Period. In addition, the executive and the executive’s family would be entitled to the continuation of medical, welfare, life insurance, disability and other benefits for at least the remainder of the Employment Period. If the executive is subject to the payment of excise tax under Section 4999 of the Code, the Company will pay such executive an additional amount so as to place the executive in the same after-tax position such executive would have been in had such excise tax not applied.

In addition, the Change of Control Agreements permit an executive to terminate the executive’s employment for “Good Reason” at any time or for any reason during a 30-day period immediately following the first anniversary of the Change of Control and receive the above-described severance benefits. “Good Reason” includes diminution of the executive’s responsibilities or compensation, relocation or purported termination otherwise than as expressly permitted by the Change of Control Agreements. Under certain circumstances, certain payments by the Company pursuant to the Change of Control Agreements may not be deductible for federal income tax purposes pursuant to Section 280G of the Code.

A “Change of Control” is defined as the occurrence of certain events, including acquisition by a third party of 20% or more of the Company’s outstanding voting securities, a change in the majority of the Board, consummation of a reorganization, merger, consolidation, substantial asset sale involving, or shareholder approval of a liquidation or dissolution of, the Company subject, in each case, to certain exceptions. “Cause” is defined, for purposes of the Agreements, as demonstrably willful or deliberate violations of the executive’s responsibilities which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company, which are unremedied after notice, or conviction of the executive of a felony involving moral turpitude.

Employment Agreements and Arrangements.

Post-Employment Agreement with Alfred J. Verrecchia.  The Company and Mr. Verrecchia entered into a Post-Employment Agreement, effective as of March 10, 2004 (the “Post-Employment Agreement”). Under the Post-Employment Agreement, if Mr. Verrecchia’s employment is terminated by the Company without “Cause” or by Mr. Verrecchia for “Good Reason”, then the Company shall pay Mr. Verrecchia severance pay of up to three years’ annual base salary and bonus, contingent on Mr. Verrecchia executing a severance and settlement agreement. If Mr. Verrecchia’s employment is terminated by the Company without Cause or by Mr. Verrecchia with Good Reason: (i) on or before September 1, 2006, Mr. Verrecchia is eligible to receive severance pay equal to thirty-six (36) months’ base salary and monthly bonus, (ii) after September 1, 2006, but before March 1, 2008, Mr. Verrecchia is eligible to receive severance pay of monthly base salary and monthly bonus for the number of months which is equal to thirty-six (36) less the number of whole months for which Mr. Verrecchia is employed by the Company after September 1, 2006 and (iii) after March 1, 2008, Mr. Verrecchia is eligible to receive severance pay of monthly base salary and monthly bonus for eighteen (18) months. If Mr. Verrecchia’s employment is terminated by the Company without Cause and at the time of such termination the Company has in place a severance plan of general applicability for which Mr. Verrecchia is eligible, Mr. Verrecchia will be entitled to the greater of the benefits offered under this general severance plan and those offered under the Post-Employment Agreement. Finally, if Mr. Verrecchia’s employment is terminated by mutual agreement of the Company and Mr. Verrecchia because of a family medical emergency or other reason beyond Mr. Verrecchia’s control which results in him being unable to work or because of a disability (as defined), then in each case Mr. Verrecchia is entitled to eighteen (18) months of monthly base salary and bonus.

For purposes of the Post-Employment Agreement, monthly base salary is equal to the annual base salary paid to Mr. Verrecchia for the fifty-two (52) weeks immediately preceding the week of his termination, divided by twelve (12). The monthly bonus shall equal the annual target bonus for Mr. Verrecchia for the year in which his employment is terminated, divided by twelve (12). Mr. Verrecchia is also entitled to continuation of medical, dental and certain other benefits during the period in which he is receiving severance pay under the Post-Employment Agreement. However, in the event of a Change in Control, the benefits payable under the Post-Employment Agreement are reduced by the amount of any benefits received by Mr. Verrecchia under the Change of Control Agreements described above.

The Post-Employment Agreement also provides Mr. Verrecchia with certain enhanced retirement benefits. Unless Mr. Verrecchia’s employment is terminated by the Company for Cause, he shall receive annuity payments in monthly installments following the termination of his employment for the remainder of his life in an annual amount equal to 1.5% of his Final Average Pay (as defined) multiplied by Mr. Verrecchia’s years of service with the

Company, but not to exceed 60% of Final Average Pay. The enhanced retirement benefit is also reduced by the benefits provided to Mr. Verrecchia by the Pension Plan and Supplemental Benefit Plan. If Mr. Verrecchia’s employment terminates due to his death, his spouse is entitled to the actuarial equivalent of the enhanced retirement benefits described above.

For purposes of the Post-Employment Agreement “Good Reason” means a material demotion of Mr. Verrecchia or a material reduction in Mr. Verrecchia’s base salary or target bonus, unless such reduction is due to a generally applicable reduction in the compensation of the Company’s senior executives. “Cause” means material failure by Mr. Verrecchia to perform his duties which is unremedied after notice, misconduct materially and demonstrably injurious to the Company, conviction of a felony or fraud or embezzlement of Company assets. Notwithstanding the foregoing, during the three-year period following a Change of Control, as defined in the Change of Control Agreements, Cause shall have the meaning set forth in the Change in Control Agreements.

The Post-Employment Agreement contains certain post-employment restrictions on Mr. Verrecchia, including an eighteen (18) month non-competition agreement and provisions protecting the Company’s confidential information.

Employment Agreement with Brian Goldner.  On January 20, 2006, the Company entered into an Employment Agreement (the “Employment Agreement”) with Brian Goldner, the Company’s then newly-appointed Chief Operating Officer. Under the Employment Agreement, Mr. Goldner agreed to serve as the Company’s Chief Operating Officer, reporting to the Company’s President and Chief Executive Officer. The Employment Agreement has an initial three-year term expiring January 19, 2009. Thereafter the Employment Agreement is automatically extended for additional one-year terms unless either the Company or Mr. Goldner provide notice of the intent not to renew at least 180 days prior to the expiration of the then current term.

Under the Employment Agreement, for that portion of 2006 occurring after the date of the Employment Agreement, Mr. Goldner will receive an annualized base salary of $800,000 and will be eligible to receive a management incentive plan bonus based on a target of eighty-five percent (85%) of his earned base salary. Beginning in 2007 and thereafter, the Employment Agreement provides that Mr. Goldner’s base salary and target bonus will be reviewed in accordance with the Company’s compensation policies for senior executives and will be adjusted to the extent, if any, deemed appropriate by the Compensation and Stock Option Committee of the Company’s Board of Directors.

Pursuant to the Employment Agreement, Mr. Goldner was granted 20,000 shares of restricted stock on January 20, 2006. These shares will vest in one installment on January 20, 2009, provided that Mr. Goldner remains employed with the Company through that date. The shares are subject to earlier vesting in certain situations, such as a change in control of the Company or upon the death of Mr. Goldner.

The Employment Agreement provides that Mr. Goldner will participate in the Company’s long-term incentive program in the same manner as other senior executives, provided that his target award shall be second only to that of the Chief Executive Officer. Mr. Goldner will also participate in the Company’s other benefit programs under the terms which are extended to senior executives.

In the event that Mr. Goldner’s employment is terminated: (A) by the Company for “Cause”, or at his election for other than “Good Reason”, the Company will pay Mr. Goldner the compensation and benefits otherwise payable to him through the last day of his actual employment; (B) due to Mr. Goldner’s death or Disability (as defined in the Employment Agreement) the Company will pay to Mr. Goldner or his estate the compensation which would otherwise have been payable to him up to the end of the month in which the termination occurs and (C) by the Company without Cause, or by Mr. Goldner for Good Reason, and provided that Mr. Goldner complies with the terms of the Company’s severance policy, then Mr. Goldner will be entitled to severance benefits for two years pursuant to the Company’s severance plan, payment of a target bonus for each of the two fiscal years following the year of termination, and all of his unvested stock options, restricted stock and other equity awards will fully vest. The Company’s severance plan includes the payment of base salary and continuation of benefits during the severance period. If Mr. Goldner begins permissible alternate employment during the severance period and notifies the Company of such employment, he will receive in a lump sum 50% of any remaining salary payments due as severance under the Employment Agreement.

For purposes of the Employment Agreement “Cause” shall be deemed to exist upon (a) Mr. Goldner’s material failure to perform: (i) Mr. Goldner’s assigned duties for the Company; or (ii) Mr. Goldner’s obligations under the Employment Agreement; (b) conduct of Mr. Goldner involving fraud, gross negligence or willful misconduct or other action which damages the reputation of the Company; (c) Mr. Goldner’s indictment for or conviction of, or the entry of a pleading of guilty or nolo contendere by Mr. Goldner to, any crime involving moral turpitude or any felony; (d) Mr. Goldner’s fraud, embezzlement or other intentional misappropriation from the Company; or (e) Mr. Goldner’s material breach of any material policies, rules or regulations of employment which may be adopted or amended from time to time by the Company. “Good Reason” means: (a) a material reduction in Mr. Goldner’s base salary or target bonus, without his consent, unless such reduction is due to a generally applicable reduction in the compensation of senior executives in 2007 or later, or (b) an organizational change in which Mr. Goldner no longer reports directly to Alfred J. Verrecchia as Chief Executive Officer.

The Employment Agreement contains certain post-employment restrictions on Mr. Goldner, including a two-year non-competition agreement. The Agreement does not modify Mr. Goldner’s existing Change in Control Agreement with the Company, dated March 18, 2000. In the event of a Change in Control (as defined in the Change in Control Agreement) the benefits payable pursuant to the Employment Agreement will be reduced by any severance benefits payable under the Change in Control Agreement.

Chairmanship Agreement with Alan G. Hassenfeld.  Effective on August 30, 2005 the Company entered into a Chairmanship Agreement (the “Chairmanship Agreement”) with Alan G. Hassenfeld. The Chairmanship Agreement provided for Mr. Hassenfeld’s transition from an employee Chairman of the Board to a non-employee Chairman of the Board. Pursuant to the Chairmanship Agreement, Mr. Hassenfeld continued to serve as an employee Chairman of the Company until December 31, 2005 (the “Transition Date”). During this period, Mr. Hassenfeld continued to receive his current salary ($1,000,000 annualized) and other employee benefits. Mr. Hassenfeld also remained eligible to receive a management bonus for 2005, any such bonus award being made in accordance with the applicable bonus plan and subject to the negative discretion of the Company’s Compensation and Stock Option Committee.

On the Transition Date, Mr. Hassenfeld ceased to be an employee of the Company and his employee salary, bonus and other employee benefits ceased as well, provided that Mr. Hassenfeld retained all of his vested retirement benefits provided under the Company’s retirement plans, as well as all other retirement benefits generally made available to retired employees under other plans and programs of the Company. Following the Transition Date, Mr. Hassenfeld will serve as the non-employee Chairman of the Board for an initial three-year term beginning January 1, 2006 and ending on December 31, 2008 (the “Chairmanship Period”). Thereafter, Mr. Hassenfeld’s Chairmanship Agreement is subject to renewal for additional one-year periods unless he or the Board provide notice of the intent not to renew at least six months prior to the end of the then current term. Mr. Hassenfeld’s continued service as the non-employee Chairman of the Board will be contingent upon his annual reelection to the Board of Directors by the Company’s shareholders.

During the Chairmanship Period, Mr. Hassenfeld shall provide leadership to the Board by, among other things, working with the Chief Executive Officer, the Presiding Director and the Corporate Secretary to set Board calendars, determine agendas for Board meetings, ensure proper flow of information to Board members, facilitate effective operation of the Board and its Committees, help promote Board succession planning and the recruitment and orientation of new directors, address issues of director performance, assist in consideration and Board adoption of the Company’s strategic plan and annual operating plans, and help promote senior management succession planning. In addition, the Chairman will assist the Company’s Chief Executive Officer by advising on Board-related issues, helping to develop programs and actions to reinforce the Company’s core values, providing leadership in the development of the Company’s corporate social responsibility strategy, acting as a Company spokesperson on issues of corporate social responsibility, and representing the Company at industry conferences, as appropriate.

Mr. Hassenfeld will receive a retainer during the Chairmanship Period of $300,000 per year (the “Chairmanship Retainer”) and will be eligible to receive Board meeting fees, equity grants and such other benefits (excluding the general non-employee Board retainer, which Mr. Hassenfeld will not receive) as may be provided from time to time to the other non-employee members of the Company’s Board of Directors. During the

Chairmanship Period, Mr. Hassenfeld will also be provided with an office, support services and expense reimbursement pursuant to an agreed budget.

As of the Transition Date, Mr. Hassenfeld became eligible to begin receiving a retirement pension benefit payable in regular monthly installments during his remaining lifetime. This annual pension benefit, expressed as a single-life annuity, is $814,500 a year until Mr. Hassenfeld reaches the age of 65. Thereafter, the annual pension benefit is $796,800. These pension benefit payments include all pension benefits previously accrued by Mr. Hassenfeld as an employee of the Company. In the event of Mr. Hassenfeld’s death, the pension benefits described in the preceding sentences would be payable in an actuarially equivalent joint and survivor form to Mr. Hassenfeld’s spouse. In addition, by virtue of his ongoing service as Chairman of the Board, Mr. Hassenfeld’s outstanding stock options will continue to vest, in accordance with their terms, during the time that Mr. Hassenfeld serves as a non-employee Chairman.

In the event that Mr. Hassenfeld’s service as a non-employee Chairman ends due to his resignation, death, disability, or failure to be reelected to the Board by the Company’s shareholders, or in the event that the Company terminates Mr. Hassenfeld’s service as Chairman for Cause (as defined in the Chairmanship Agreement), Mr. Hassenfeld’s compensation as a non-employee Chairman, including the Chairmanship Retainer and any additional compensation provided to non-employee directors, would cease immediately. If Mr. Hassenfeld’s service as Chairman is terminated by the Company without Cause during the Chairmanship Period, Mr. Hassenfeld would be entitled to receive the Chairmanship Retainer payable for the remaining time of the Chairmanship Period. In the case of termination resulting from disability, failure to be reelected, or without Cause by the Company, Mr. Hassenfeld would continue to receive his retirement benefits described above as well.

The Chairmanship Agreement contains certain post-Chairmanship restrictions on Mr. Hassenfeld, including a two-year non-competition agreement and provisions protecting the Company’s confidential information.

Retirement of E. David Wilson.  In connection with Mr. Wilson’s retirement effective on January 31, 2006, the Company vested all of Mr. Wilson’s unvested stock options and provided that Mr. Wilson’s stock options with an exercise price of $20.57 per share or higher will remain exercisable through the original expiration dates for such options. Mr. Wilson executed a two-year non-competition agreement with the Company in connection with these actions.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Stock Option Committee of the Board as of the 2005 fiscal year end were Frank J. Biondi, Jr. (Chair), Jack M. Connors, Jr. and E. Gordon Gee. None of the members of the Compensation and Stock Option Committee during fiscal 2005 had at any time been an officer or employee of the Company or of any of its subsidiaries. No executive officer of the Company served as a member of the compensation committee or board of directors of any other entity which had an executive officer serving as a member of the Company’s Board or Compensation and Stock Option Committee during fiscal 2005.

EQUITY COMPENSATION PLANS

The following table summarizes information, as of December 25, 2005, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Equity Compensation Plan Information

				Number of Securities
				Remaining Available For
	Number of Securities			Future Issuance Under
	to be Issued Upon		Weighted-Average	Equity Compensation
	Exercise of Outstanding		Exercise Price of	Plans (Excluding
	Options, Warrants		Outstanding Options,	Securities Reflected
	and Rights		Warrants and Rights	in Column(a))
Plan Category	(a)		(b)(3)	(c)

Equity compensation plans approved by shareholders(1)	12,779,824	(4)	$19.31	5,204,980	(5)
Equity compensation plans not approved by shareholders(2)	7,703,658	(6)	18.61	0	(7)
Total	20,483,482		19.04	5,204,980	(5)

(1)	The shareholder approved plans which were in effect as of December 25, 2005 were the Company’s 2003 Stock Incentive Performance Plan (the “2003 Equity Plan”), 1995 Stock Incentive Performance Plan (the “1995 Plan”) and 2003 Stock Option Plan for Non-Employee Directors (“2003 Director Plan”). However, the 1995 Plan expired on December 31, 2005 and the 2003 Director Plan was terminated effective as of December 31, 2005. As such, as of January 1, 2006, the only equity compensation plan which remains in effect for the Company is the 2003 Equity Plan. The Company’s 1994 Stock Option Plan for Non-Employee Directors (the “1994 Plan”), which was also approved by the Company’s shareholders, was terminated effective May 14, 2003. Although no further awards may be made under the 1995 Plan, 2003 Director Plan or the 1994 Plan, awards outstanding under those plans as of the dates of their termination continue in effect in accordance with the terms of the applicable plan.

(2)	The Company’s last non-shareholder approved plan, namely the 1997 Employee Non-Qualified Stock Plan (the “1997 Plan”), expired on December 31, 2002 and no further awards may be made pursuant to the 1997 Plan, provided, however, that all awards outstanding under the 1997 Plan as of the date of its termination continued in effect in accordance with the terms of the plan.

(3)	The weighted average exercise price of outstanding options, warrants and rights excludes restricted stock units and performance-based stock units.

(4)	Includes 10,000 shares issuable pursuant to deferred restricted stock units.

(5)	Of these available shares, up to 196,499 shares and 3,500,000 shares, respectively, could be issued as restricted stock or deferred restricted stock under the 1995 Plan and the 2003 Plan.

(6)	Includes 30,829 shares issuable pursuant to deferred restricted stock units.

(7)	The 1997 Plan expired on December 31, 2002 and no shares remain available for future grant under plans not approved by the shareholders. See Note (2) above.

1997 Employee Non-Qualified Stock Plan

Number of Shares Subject to 1997 Plan.  The 1997 Plan, prior to its termination on December 31, 2002, provided for the issuance of up to 18,000,000 shares of Common Stock pursuant to awards granted under the 1997 Plan.

Eligibility for Participation.  Any “Employee” of the Company, as the term Employee is defined in General Instruction A to Form S-8 promulgated by the Securities and Exchange Commission, was eligible to participate in the 1997 Plan.

Awards.  The 1997 Plan provided for the grant of: (1) non-qualified stock options; (2) stock appreciation rights (“SARs”); (3) stock awards, including restricted and unrestricted stock and deferred stock, and (4) cash awards that would constitute a “derivative security” for purposes of Rule 16b-6, as promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), if not awarded pursuant to a plan satisfying the provisions of Rule 16b-3.

Terms of Options.  The exercise price of stock options granted under the 1997 Plan could not be less than the fair market value of the Common Stock on the date of grant. Options granted under the 1997 Plan were generally made exercisable in yearly installments over three years. The terms of options granted under the 1997 Plan were ten years.

Change in Control.  The 1997 Plan provided that immediately upon certain events constituting a Change in Control all awards become 100% vested and payable in cash or shares of the Company’s Common Stock as soon as practicable after the Change in Control.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Security Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 1, 2006 (except as noted), with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by certain persons known by the Company to be the beneficial owners of more than 5% of such stock. Unless otherwise indicated, to the Company’s knowledge each person has sole voting and dispositive power with respect to such shares.

	Amount and Nature
	of Beneficial		Percent
Name and Address of Beneficial Owner	Ownership(1)		of Class

Alan G. Hassenfeld	17,331,617	(2)	9.7
1027 Newport Avenue
Pawtucket, RI 02862
Southeastern Asset Management, Inc	16,831,200	(3)	9.5
6410 Poplar Avenue
Suite 900
Memphis, TN 38119
George W. Lucas, Jr.	15,750,000	(4)	8.2
c/o Lucasfilm Ltd.
5858 Lucas Valley Road
Nicasio, CA 94946
Ariel Capital Management, LLC	15,693,386	(5)	8.9
200 E. Randolph Drive
Suite 2900
Chicago, IL 60601
CAM North America, LLC	14,929,465	(6)	8.4
Salomon Brothers Asset Management Inc.
Smith Barney Fund Management LLC
TIMCO Asset Management Inc.
399 Park Avenue
New York, NY 10022

(1)	Based upon information furnished by each shareholder or contained in filings made with the Securities and Exchange Commission. There were 177,290,799 shares of Common Stock outstanding on March 1, 2006.

(2)	Includes 7,890,921 shares held as sole trustee for the benefit of his mother, 829,347 shares held as sole trustee of a trust for Mr. Hassenfeld’s benefit and currently exercisable options or options exercisable within 60 days of March 1, 2006 to purchase 1,647,085 shares. Mr. Hassenfeld has sole voting and investment authority with respect to all shares except those described in the following sentence, as to which he shares voting and investment authority. Also includes 699,478 shares owned by The Hassenfeld Foundation, of which Mr. Hassenfeld is an officer and director, 314,892 shares held as one of the trustees of a charitable lead trust for the benefit of The Hassenfeld Foundation and 154,216 shares held as one of the trustees of a trust for the benefit of his mother and her grandchildren. Mr. Hassenfeld disclaims beneficial ownership of all shares except to the extent of his proportionate pecuniary interest therein.

(3)	Southeastern Asset Management, Inc., an investment advisor, has sole dispositive authority over 10,104,200 shares and sole voting power over 8,410,600 shares as a result of acting as an investment advisor to various investment advisory clients. Share ownership information is as of December 31, 2005 as reported in a Schedule 13G filed February 10, 2006.

(4)	Represents exercisable warrants to purchase 6,300,000 shares owned by LucasFilm Ltd. (“Film”) and exercisable warrants to purchase 9,450,000 shares owned by its wholly-owned subsidiary, Lucas Licensing Ltd. (“Licensing”). Mr. Lucas, as founder, controlling person and a director of Film and Licensing, may be deemed to beneficially own the shares of Common Stock which may be purchased upon exercise of these warrants. Share ownership information is as of January 30, 2003 as reported in a Schedule 13D/A filed February 10, 2003. See “Certain Relationships and Related Transactions”.

(5)	Ariel Capital Management, LLC an investment advisor, has sole dispositive authority over 15,685,921 shares and sole voting power over 13,080,116 shares as a result of acting as an investment advisor to various investment advisory clients. Share ownership information is as of December 31, 2005 as reported in a Schedule 13G filed February 14, 2006.

(6)	Collectively these four entities have shared dispositive power over 14,929,465 shares and shared voting power over 12,862,090 shares. Share ownership information is as of December 31, 2005 as reported in a Schedule 13G filed February 14, 2006.

Security Ownership of Management

The following table sets forth information, as of March 1, 2006, with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by each current director of the Company or nominee for election to the Board, each named executive officer and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

	Amount and
	Nature of
	Beneficial	Percent
Name of Director, Nominee or Executive Officer(1)	Ownership	of Class

Basil L. Anderson(2)	35,888	*
Alan R. Batkin(3)	40,724	*
Frank J. Biondi, Jr.(4)	24,601	*
Jack M. Connors(5)	13,262	*
Michael W.O. Garrett(6)	11,385	*
E. Gordon Gee(7)	32,707	*
Brian Goldner(8)	686,607	*
Jack M. Greenberg(9)	15,311	*
David D.R. Hargreaves(10)	511,385	*
Alan G. Hassenfeld(11)	17,331,617	9.7
Claudine B. Malone(12)	26,453	*
Edward M. Philip(13)	30,583	*
Paula Stern(14)	30,688	*
Alfred J. Verrecchia(15)	1,887,703	1.1
E. David Wilson(16)	743,212	*
All Directors and Executive Officers as a Group (includes 19 persons)(17)	22,157,592	12.1

*	Less than one percent.

(1)	Information in this table is based upon information furnished by each director and executive officer. There were 177,290,799 shares of Common Stock outstanding on March 1, 2006.

(2)	Includes currently exercisable options and options exercisable within sixty days of March 1, 2006 to purchase an aggregate of 18,750 shares as well as 16,138 shares deemed to be held in Mr. Anderson’s stock unit account under the Deferred Plan.

(3)	Includes 39,037 shares deemed to be held in Mr. Batkin’s stock unit account under the Deferred Plan.

(4)	Represents currently exercisable options and options exercisable within sixty days of March 1, 2006 to purchase an aggregate of 21,000 shares as well as 3,601 shares deemed to be held in Mr. Biondi’s stock unit account under the Deferred Plan.

(5)	Represents currently exercisable options and options exercisable within sixty days of March 1, 2006 to purchase an aggregate of 6,800 shares as well as 6,462 shares deemed to be held in Mr. Connor’s account under the Deferred Plan.

(6)	Includes 1,485 shares deemed to be held in Mr. Garrett’s stock unit account under the Deferred Plan.

(7)	Represents currently exercisable options and options exercisable within sixty days of March 1, 2006 to purchase an aggregate of 23,250 shares as well as 9,457 shares deemed to be held in Mr. Gee’s account under the Deferred Plan.

(8)	Includes currently exercisable options and options exercisable within sixty days of March 1, 2006 to purchase an aggregate of 629,000 shares.

(9)	Represents currently exercisable options and options exercisable within sixty days of March 1, 2006 to purchase 6,800 shares as well as 8,511 shares deemed to be held in Mr. Greenberg’s stock unit account under the Deferred Plan.

(10)	Includes currently exercisable options and options exercisable within sixty days of March 1, 2006 to purchase an aggregate of 448,001 shares.

(11)	See note (2) to the immediately preceding table.

(12)	Includes currently exercisable options and options exercisable within sixty days of March 1, 2006 to purchase an aggregate of 11,250 shares as well as 3,503 shares deemed to be held in Ms. Malone’s stock unit account under the Deferred Plan.

(13)	Represents currently exercisable options and options exercisable within sixty days of March 1, 2006 to purchase an aggregate of 18,750 shares as well as 11,833 shares deemed to be held in Mr. Philip’s stock unit account under the Deferred Plan.

(14)	Represents currently exercisable options and options exercisable within sixty days of March 1, 2006 to purchase an aggregate of 21,000 shares as well as 9,688 shares deemed to be held in Ms. Stern’s stock unit account under the Deferred Plan.

(15)	Includes currently exercisable options and options exercisable within sixty days of March 1, 2006 to purchase an aggregate of 1,628,252 shares as well as 30,829 deferred restricted stock units granted under the Company’s employee stock option plans. Does not include 151,875 shares owned by Mr. Verrecchia’s wife, as to which Mr. Verrecchia disclaims beneficial ownership.

(16)	Includes currently exercisable options and options exercisable within sixty days of March 1, 2006 to purchase 711,250 shares as well as 234 shares (excluding fractional shares) deemed to be held in Mr. Wilson’s account under the Deferred Compensation Plan.

(17)	Mr. Wilson retired from the Company on January 31, 2006 and as such his shares are not included in this total. Of these shares, all directors and executive officers as a group have sole voting and dispositive power with respect to 20,989,006 shares and have shared voting and/or dispositive power with respect to 1,168,586 shares. Includes 5,752,842 shares purchasable by directors and executive officers upon exercise of currently exercisable options, or options exercisable within sixty days of March 1, 2006; 109,715 shares deemed to be held in stock unit accounts under the Deferred Plan and the Deferred Compensation Plan; and 30,829 shares deemed to be held in deferred restricted stock unit accounts under the Company’s 1997 Employee Non-Qualified Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent shareholders are required by regulation promulgated by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and certain written representations made by directors and executive officers that no other reports were required during the last fiscal year ended December 25, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with during fiscal 2005.

PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2006 FISCAL YEAR

(Proposal No. 2)

The Audit Committee has selected KPMG LLP, independent registered public accounting firm (“KPMG”), to perform the integrated audit of the consolidated financial statements and effectiveness of internal control over financial reporting of the Company for the fiscal year ending December 31, 2006 (“Fiscal 2006”), and the Company’s Board of Directors has ratified this selection. A representative of KPMG is expected to be present at the Meeting, will have the opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

The Board is submitting the selection of KPMG as the Company’s independent registered public accounting firm for Fiscal 2006 to the shareholders for their ratification. The Audit Committee of the Board bears the ultimate responsibility for selecting the Company’s independent registered public accounting firm and will make the selection it deems best for the Company and the Company’s shareholders. As such, the failure by the shareholders to ratify the selection of independent registered public accounting firm made by the Audit Committee will not require the Audit Committee to alter its decision. Similarly, ratification of the selection of KPMG as the independent registered public accounting firm does not limit the Committee’s ability to change this selection in the future if it deems appropriate.

Approval

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Meeting on the ratification of the selection of KPMG is required for approval. Abstentions are considered shares entitled to vote on the proposal and as such abstentions are the equivalent of a vote against the proposal. In contrast, broker non-votes are not counted as present and entitled to vote on the proposal and therefore have no effect on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors (the “Committee”) is comprised solely of non-employee directors, each of whom has been determined by the Board of Directors to be independent under the Company’s Standards for Director Independence and the requirements of the New York Stock Exchange’s listing standards.

The Committee operates under a written charter, which is available on the Company’s website (www.hasbro.com) under Corporate Information — Investors — Corporate Governance. Under the charter, the Committee’s primary purpose is to:

•	Appoint the independent registered public accounting firm (hereafter referred to as the independent auditor) and oversee the independent auditor’s work; and

•	Assist the Board of Directors in its oversight of the:

•	Integrity of the Company’s financial statements;

•	Company’s compliance with legal and regulatory requirements;

•	Independent auditor’s qualifications and independence; and

•	Performance of the Company’s internal audit function and independent auditor.

In conducting its oversight function, the Committee discusses with the Company’s internal auditors and independent auditors, with and without management present, the overall scope and plans for their respective audits. The Committee also reviews the Company’s programs and key initiatives to implement and maintain effective internal controls over financial reporting and disclosure controls.

The Committee meets with the Company’s head of internal audit, and with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Committee discusses with management and the independent auditors all annual and quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to their filing with the Securities and Exchange Commission.

The independent auditors are responsible for performing an independent integrated audit of the Company’s financial statements and effectiveness of internal control over financial reporting and issuing an opinion as to whether the financial statements conform with accounting principles generally accepted in the United States of America.

The Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 25, 2005. The Committee has also reviewed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Committee discussed with the independent auditors their independence from management and the Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based on its review and discussions with management and the independent auditors referred to in the preceding paragraph, the Committee recommended to the Board and the Board has approved the inclusion of the audited financial statements for the fiscal year ended December 25, 2005 in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Committee has also selected and the Board has approved the selection of KPMG LLP as the independent auditor for Fiscal 2006.

Report issued by Basil L. Anderson (Chair), Michael W.O. Garrett, Claudine B. Malone and Edward M. Philip, as the members of the Audit Committee as of the 2005 fiscal year end.

ADDITIONAL INFORMATION REGARDING
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for fiscal 2005 and 2004, as well as fees for other services rendered by KPMG to the Company during fiscal 2005 and 2004.

	2005	2004

Audit Fees(1)	$4,372,000	$4,728,000
Audit-Related Fees(2)	$101,000	$80,000
Tax Fees(3)	$1,464,000	$1,325,000
All Other Fees	—	—
Total Fees	$5,937,000	$6,133,000

(1)	Audit fees consist of work related to the integrated audit of the Company’s consolidated financial statements and effectiveness of internal control over financial reporting. Audit fees also include consultations on accounting and reporting matters, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits and work in connection with filings with the Securities and Exchange Commission.

(2)	Audit-Related Fees consist of fees for audits of financial statements of employee benefit plans and agreed upon procedures reports.

(3)	Tax Fees consist of fees for tax consultation and tax compliance services rendered to the Company and certain current and former employees.

The Audit Committee has considered whether the provision of the approved non-audit services by KPMG is compatible with maintaining KPMG’s independence and has concluded that the provision of such services is compatible with maintaining KPMG’s independence.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

Consistent with the rules and regulations of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm (hereafter referred to as the independent auditor). In fulfilling this responsibility the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services to be provided by the independent auditor.

Prior to engagement of the independent auditor for the fiscal year, management of the Company submits to the Audit Committee for the Committee’s pre-approval:

•	A description of, and estimated costs for, the proposed audit services to be provided by the independent auditor for that fiscal year.

•	A description of, and estimated costs for, the proposed non-audit services to be provided by the independent auditor for that fiscal year. These non-audit services are comprised of permissible audit-related, tax and other services, and descriptions and estimated costs are proposed for these permissible non-audit services.

Audit and permissible non-audit services which are pre-approved by the Audit Committee pursuant to this review may be performed by KPMG during the fiscal year. During the course of the year management periodically reports to the Audit Committee on the audit and non-audit services which are being provided to the Company pursuant to these pre-approvals.

In addition to pre-approving all audit and permissible non-audit services at the beginning of the fiscal year, the Audit Committee has also instituted a procedure for the consideration of additional services that arise during the course of the year for which the Company desires to retain KPMG. For individual projects with estimated fees of $75,000 or less which have not previously been pre-approved by the Audit Committee, the Chair of the Audit Committee is authorized to pre-approve such services. The Chair of the Committee reports any services which are pre-approved in this manner to the full Audit Committee at its next meeting. Any proposed additional projects with an estimated cost of more than $75,000 must be pre-approved by the full Audit Committee prior to the engagement of KPMG.

SHAREHOLDER PROPOSAL

(Proposal No. 3)

Introduction

The following proposal, which is opposed by the Board, would require the affirmative vote of a majority of all shares present (in person or by proxy) and entitled to vote at the Meeting to be approved. Abstentions and broker non-votes are each counted as present for purposes of establishing a quorum at the Meeting. Abstentions are also considered shares entitled to vote on the proposal and as such abstentions are the equivalent of a vote against the proposal. In contrast, broker non-votes are not counted as present and entitled to vote on the proposal for purposes of determining if the proposal receives an affirmative vote of a majority of the shares present and entitled to vote.

One of the Company’s shareholders has submitted the following resolution and supporting statement for inclusion in this Proxy Statement. Upon a written or oral request made to the Secretary of the Company, the Company will provide the address and shareholdings (as they have been represented to the Company) of the proponent of this resolution to any shareholder of the Company.

HASBRO, INC.
GLOBAL HUMAN RIGHTS STANDARDS

Submitted by William C. Thompson, Jr., Comptroller, City of New York,
on behalf of the Boards of Trustees of the New York City Pension Funds

Whereas, Hasbro, Inc. currently has overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and the loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:

1.	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9).

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111; UN Norms, section B2).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

5.	There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and,

Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of corporate conduct based on the aforementioned ILO human rights standards and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.

RESPONSE OF THE HASBRO, INC. BOARD OF DIRECTORS

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL NO. 3 FOR THE FOLLOWING REASONS:

A substantially similar proposal was submitted to Hasbro’s shareholders for their consideration at each of the Company’s last four annual meetings. The proposal was rejected by Hasbro’s shareholders at all four of these meetings. At the 2005 Annual Meeting the proposal was rejected by Hasbro’s shareholders with 123,142,123 shares voting against the proposal, and 14,058,714 shares voting in favor.

The Board of Directors and Hasbro’s management carefully reviewed the proposals submitted for consideration at the last four annual meetings and have similarly reviewed the current proposal in preparation for the 2006 Annual Meeting of Shareholders. The Board of Directors and management continue to believe that any changes to Hasbro’s current Code of Conduct and compliance procedures would neither help Hasbro fulfill its well-established and continuing commitment to humane global working conditions nor add value to the shareholders of the Company. Hasbro’s existing policies and practices, which are comprehensive and progressive, already address the concerns expressed in the above proposal and ensure compliance with business ethics principles, as described in more detail below.

In 1993 Hasbro established its Global Business Ethics Principles (“Code of Conduct”) to ensure that products manufactured by or for Hasbro are not produced under inhumane or exploitative conditions. Participation in the Hasbro program is mandatory for all suppliers and vendors worldwide who do business with Hasbro. Among many important areas, the Code of Conduct governs:

•	child labor (no person younger than sixteen or younger than the age for completing compulsory education in the country of manufacture (where such age is higher than sixteen) may be employed to produce Hasbro products);

•	working hours and compensation (employers must comply with all applicable wage and hour laws or, if prevailing industry wage standards are higher, then employers must comply with or exceed these standards);

•	forced, prison, or indentured labor (any person employed to produce Hasbro products must be voluntarily employed, except that rehabilitative programs which provide for employment may be assessed by Hasbro on a case by case basis);

•	health and safety (facilities must operate in a healthy and safe manner, including, but not limited to, providing fire prevention, first aid, and hazardous waste disposal);

•	abuse and discrimination (facilities must treat employees with dignity and respect and shall not subject employees to abuse, cruel or unusual disciplinary practice, or discrimination);

•	freedom of association (facility employees have the right to choose (or not) to affiliate with legally sanctioned organizations without unlawful interference); and

•	monitoring by Hasbro (Hasbro conducts periodic on-site inspections of working and living conditions, including unannounced visits, audits the production records and practices of the facilities and requires facilities to promptly address compliance issues or face termination by Hasbro).

Hasbro’s Code of Conduct sets forth workplace standards with which all vendors manufacturing Hasbro products must comply. Hasbro also reserves auditing and monitoring rights with respect to all manufacturing facilities producing Hasbro products. To date, all factories located in the Far East which manufacture products for Hasbro have been audited by Hasbro inspectors and by outside firms hired by Hasbro. Hasbro engages two outside auditing firms to audit manufacturers’ compliance with the Code of Conduct and local law. Since 1994, Hasbro and its monitors have conducted over 1,955 manufacturing facility inspections, including over 505 inspections in 2005. Over the years, Hasbro has successfully worked with its manufacturers to correct any unacceptable practices discovered during the course of these inspections. Although serious violations are rarely found, Hasbro has, after unsuccessful attempts to have the vendor remedy them, terminated vendors for failure to remedy violations. In addition, on a number of occasions Hasbro management has met with shareholders to discuss its Code of Conduct and compliance procedures, including findings of third party audits engaged by Hasbro.

In addition to corporate efforts, Hasbro has been and continues to be a leader in the toy industry (nationally and internationally) on the issue of workplace standards and compliance. Hasbro is a member of the Toy Industries of America (“TIA”) and Juvenile Products Manufacturers Association (“JPMA”) and sits on committees and forums worldwide to strengthen workplace standards and compliance. For example, Hasbro was at the forefront of developing industry-wide standards for fire prevention and emergency preparedness through the International Council of Toy Industries (“ICTI”). Additionally, Hasbro was a principal drafter of the factory audit checklists for the ICTI Code of Business Practices and took a leadership role in the 2001 revisions to the ICTI factory audit checklists and guidance manual. Hasbro, as a member of TIA and ICTI, is at the forefront of industry efforts to improve factory working conditions.

In the last few years, as part of an effort to bring consistency to the oversight of working conditions and the industry’s workplace initiatives, Hasbro has taken a leading role in promoting the industry’s adoption of ICTI’s comprehensive workplace standards, which include a comprehensive factory audit checklist, guidance and corrective action documents. Hasbro is using the ICTI program as a basis for monitoring factories and is requiring all of its Far East manufacturing vendors to become ICTI-certified. Hasbro expects facilities manufacturing Hasbro products to apply for and achieve ICTI certification by an approved, independent auditing company. As of December 31, 2005, approximately 95% of the vendors Hasbro uses to produce products in the Far East have received ICTI certification. Hasbro currently expects that its remaining vendors in the Far East will be ICTI certified in the first half of 2006. In addition, however, Hasbro will retain the right to conduct its own audits. Hasbro is pleased with the continued growth and maturing of the ICTI/CARE program, including the appointment of the ICTI Governance Board, which provides greater transparency to industry efforts by combining leaders with industry experience with leaders from civil society The ICTI checklist, guidance and corrective action documents can be found at: http://www.toy-icti.org/info/code.htm.

To conclude, Hasbro is an industry leader in the area of global working conditions and is proud of its efforts both on behalf of the Company and the toy industry in general. Given Hasbro’s strong commitment to the Global Business Ethics Principles, its extensive outside monitoring program, and its industry activism, the Board of Directors believes that the Company’s current program is best suited to ensure compliance and leadership on this important issue.

For the reasons outlined above, the Board has concluded that the Company’s current Code of Conduct and compliance programs and procedures are in the best interests of the Company and its shareholders and thus is opposed to the shareholder proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL NO. 3.

OTHER BUSINESS

Management knows of no other matters that may be presented to the Meeting. However, if any other matter properly comes before the Meeting, or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

In accordance with a notice sent to certain street name shareholders of our Common Stock who share a single address, only one copy of this proxy statement and our Annual Report on Form 10-K for the year ended December 25, 2005 is being sent to that address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding”, is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of this proxy statement or our Annual Report on Form 10-K for the year ended December 25, 2005, he or she may contact Karen Warren, Investor Relations, Hasbro, Inc., 1027 Newport Avenue, Pawtucket, Rhode Island 02862, phone (401) 431-8697, and we will deliver those documents to such shareholder promptly upon receiving the request. Any such shareholder may also contact Investor Relations using the above contact information if he or she would like to receive separate proxy statements and annual reports in the future. If you are receiving multiple copies of our annual report and proxy statement, you may request householding in the future by contacting Investor Relations at the address set forth above.

COST OF SOLICITATION

The cost of soliciting proxies in the accompanying form has been or will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will reimburse them for any reasonable expenses incurred in connection therewith. The Company has also retained Morrow & Co., Inc. to aid in the solicitation of proxies at an estimated cost of $4,000 plus reimbursement of reasonable out-of-pocket expenses. In addition to use of mail, proxies may be solicited by officers and employees of the Company or of Morrow & Co., Inc. in person or by telephone.

It is important that your shares be represented at the Meeting. If you are unable to be present in person, you are respectfully requested to vote by Internet, by telephone or by marking, signing and dating the enclosed proxy and returning it in the pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors

Barry Nagler
Secretary

Dated: April 18, 2006
Pawtucket, Rhode Island

Appendix A

HASBRO, INC. STANDARDS FOR DIRECTOR INDEPENDENCE

MARCH 4, 2004

The following are the standards that will be employed by the Hasbro, Inc. (the “Company”) Board of Directors in determining issues of director independence pursuant to the Sarbanes-Oxley Act of 2002 and applicable rules of the New York Stock Exchange. For purposes of these standards (i) the Company is meant to include not only Hasbro, Inc., but all of its subsidiaries and divisions, and (ii) a director’s immediate family is deemed to include the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law, and anyone else (other than employees) who resides in the director’s home.

•	The Board of Directors (the “Board”) must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization which has a relationship with the Company). The Company will disclose this determination in compliance with all applicable rules and regulations.

•	No director who is an employee (or whose immediate family member is an employee) of the Company can be independent until at least three years after such employment has ended.

•	No director who is affiliated with or employed by (or whose immediate family member is affiliated or employed in a professional capacity by) a present or former internal or external auditor of the Company can be independent until at least three years after the end of either the affiliation or the employment or auditing relationship.

•	No director can be independent if he or she directly or indirectly receives from the Company any fees or compensation other than that which is related solely to his or her service as a member of the Board or one of its committees. A director who accepts any consulting, advisory or other compensatory fees from the Company other than in this connection will not be considered independent. The same prohibition applies with respect to members of a director’s immediate family.

•	No director who (or whose immediate family member) is employed as an executive officer of another entity where any of the Company’s present executives serve on that entity’s compensation committee can be independent until at least three years after the end of such service or employment relationship.

•	No director who is an executive officer or an employee (or whose immediate family member is an executive officer) of an entity that makes payments to or receives payments from the Company for property or services in amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such entity’s consolidated gross revenues, can be independent until three years after falling below such threshold.

•	No director who is performing, or is a partner, member, officer, director or employee of any entity performing, paid consulting, legal, investment banking, commercial banking, accounting, financial advisory or other professional services work (“professional services”) for the Company can be independent until three years after such services have ended. Similarly, there can be no independence if a director’s immediate family member is performing, or is an executive officer or other senior executive of an entity performing, professional services for the Company, until three years after such services have ended.

Additional Relationships to Consider in Determining Director Independence

The following are suggested parameters that the Board has agreed to consider in determining whether a director has a material relationship or affiliation with the Company that would impact a finding of independence. If a director satisfies all of the criteria set forth below it would suggest that the director, absent other contrary considerations, does not have a material relationship with the Company and is independent. If a director fails to satisfy one or more of the criteria set forth below, further Board inquiry and discussion is needed to determine if the director has a material relationship with the Company or may be found independent.

A-1

Business and Professional Relationships of Directors and Their Family Members

•	The director is not currently providing personally, and has not provided personally within the past three years, property, goods or services (other than services as a member of the Board or any committees thereof) to the Company or any of its executive officers.

•	No member of the director’s immediate family is currently providing personally, or has provided personally within the past three years, property, goods or services (other than services as an unpaid intern of the Company) to the Company or any of its executive officers.

•	The director is not currently receiving personally, and has not received personally within the past three years, property, goods or services from the Company. The foregoing requirements do not apply to compensation, services or goods paid or provided to the director solely in connection with the director’s service on the Board or any committees thereof, including $1,000 or less a year in the Company’s products which may be given to the director or one or more of the director’s family members as a director benefit.

•	No member of the director’s immediate family is currently receiving personally, or has received personally within the past three years, property, goods or services from the Company, excluding the de minimus Company product benefit mentioned above. The foregoing requirements do not apply to unpaid internships provided to a member of the director’s immediate family.

•	The director is not an executive officer or employee of any entity to which the Company was indebted at any time within the past three years or which was indebted to the Company at any time within the past three years in an amount that exceeded at the end of any such year the greater of (i) 2% of such entity’s consolidated assets or (ii) $1,000,000.

Compensation

•	Notwithstanding the restriction described above with respect to direct or indirect receipt of consulting, advisory or other compensatory fees other than in connection with Board or committee service, arrangements between the Company and (i) entities affiliated with the director or (ii) immediate family members of the director, which may be deemed to provide a form of indirect compensation to the director, will not result in a loss of status as an independent director provided such relationships do not violate the requirements set forth above.

Charitable Relationships

•	The director is not an executive officer or an employee of an entity that has received charitable contributions from the Company in excess of $100,000 in any of the past three fiscal years.

•	No member of the director’s immediate family is an executive officer of an entity that has received charitable contributions from the Company in excess of $100,000 in any of the past three fiscal years.

Stock Ownership

•	The director’s stock ownership, as determined in accordance with the rules of the SEC as applied to preparation of proxy statements, does not exceed 5% of the Company’s outstanding stock.

Other Family Relationships

•	The director is not related to any other member of the Company’s board of directors or any officer of the Company.

A-2

002CS-10806

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	000004	000000000.000 ext 000000000.000 ext 000000000.000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A	Election of Directors PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
The Board of Directors recommends a vote “FOR” the listed nominees.
1. Election of Directors For Terms Expiring in 2007:

	For	Withhold		For	Withhold		For	Withhold

01 - Basil L. Anderson	☐	☐	05 - Michael W.O. Garrett	☐	☐	09 - Claudine B. Malone	☐	☐

02 - Alan R. Batkin	☐	☐	06 - E. Gordon Gee	☐	☐	10 - Edward M. Philip	☐	☐

03 - Frank J. Biondi, Jr.	☐	☐	07 - Jack M. Greenberg	☐	☐	11 - Paula Stern	☐	☐

04 - John M. Connors, Jr.	☐	☐	08 - Alan G. Hassenfeld	☐	☐	12 - Alfred J. Verrecchia	☐	☐
B	Proposals
The Board of Directors recommends a vote “FOR” Proposal 2 and “AGAINST” Proposal 3.

		For	Against	Abstain
2.	Ratification of KPMG LLP as the Company’s independent auditor for the 2006 fiscal year.	☐	☐	☐

3.	Shareholder Proposal Hasbro, Inc. - Global Human Rights Standards.	☐	☐	☐

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Sign exactly as your name(s) appear(s) hereon. When signing in a representative capacity, please give full title as such. If more than one name is shown, including the case of joint tenants, each person should sign.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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0 0 8 6 2 8 1	1 U P X	C O Y

Proxy - Hasbro, Inc.

Dear Fellow Shareowner:
You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Hasbro, Inc. to be held at 11:00 a.m. on Thursday, May 25, 2006, at 1027 Newport Avenue, Pawtucket, Rhode Island. The accompanying Notice of Annual Meeting and Proxy Statement contain detailed information as to the formal business to be transacted at the meeting.
Your Vote Matters. Whether or not you plan to attend the 2006 Annual Meeting, it is important that your shares be voted. Please follow the instructions on the other side of this proxy card. You may, of course, attend the 2006 Annual Meeting and vote in person, even if you have previously voted. I am looking forward to seeing you there.
Sincerely,
Alan G. Hassenfeld
Chairman of the Board
HASBRO, INC.
1027 Newport Avenue
Pawtucket, RI 02862
Annual Meeting of Shareholders - May 25, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of Hasbro, Inc. (the “Company”) and hereby appoints ALAN G. HASSENFELD and ALFRED J. VERRECCHIA and each of them, with full power of substitution to each of them, as attorneys and proxies to appear and vote all of the shares of Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 25, 2006 at 11:00 a.m. at 1027 Newport Avenue, Pawtucket, Rhode Island, and at any adjournment thereof.
UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3 AND IN SUPPORT OF MANAGEMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.
If any of your shares represented by this Proxy are held under the Hasbro Retirement Savings Plan, you must indicate your vote on the proposals on the other side of this proxy card. If no box in Proposal 1, 2, or 3 above is marked, your shares held under the Retirement Savings Plan will not be voted with respect to that Proposal.
PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND PROMPTLY MAIL IN THE ENCLOSED ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
YOUR VOTE IS IMPORTANT
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.
VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 25, 2006.
THANK YOU FOR VOTING